EXHIBIT 10.11

COMBINATION AGREEMENT

BY AND AMONG

SSA GLOBAL TECHNOLOGIES INC.,

36338 YUKON INC.

IRONSIDE TECHNOLOGIES INC.

AND

JOEL KALLETT

Dated as of June 17, 2003

i

ii

ARTICLE X MISCELLANEOUS

Section 10.1.	Survival of Representations and Warranties
Section 10.2.	Notices.
Section 10.3.	Entire Agreement.
Section 10.4.	No Third Party Beneficiaries.
Section 10.5.	Assignment.
Section 10.6.	Interpretation.
Section 10.7.	Counterparts.
Section 10.8.	Severability.
Section 10.9.	Governing Law.
Section 10.10.	Submission to Jurisdiction.
Section 10.11.	Remedies; Specific Performance.
Section 10.12.	Waiver of Jury Trial.
Section 10.13.	Appointment of Shareholders’ Representative.

Exhibit A – Form of Shareholder Agreement and Waiver
Exhibit B – Form of Articles of Amendment
Exhibit C – Form of Amalgamation Agreement
Exhibit D – Form of Escrow Agreement
Exhibit E – Form of Paying Agent Agreement

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COMBINATION AGREEMENT

This COMBINATION AGREEMENT (this “Agreement”), dated as of June 17, 2003, is made by and among SSA Global Technologies Inc., a Delaware corporation (“Parent”), 36338 Yukon Inc., a corporation incorporated under the laws of the Yukon Territory and a direct wholly-owned subsidiary of Parent (“Subco”), Ironside Technologies Inc., a corporation continued under the laws of the Yukon Territory (the “Company”) and Joel Kallett, in his capacity as the Shareholders’ Representative.  Parent, Subco, the Company and the Shareholders’ Representative are each individually referred to herein as a “Party” and together collectively referred to herein as the “Parties”.

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of the Company and Parent have authorized and approved this Agreement and the amalgamation of Subco and the Company (the “Amalgamation”) pursuant to an amalgamation agreement to be entered into between Subco and the Company substantially in that form attached hereto as Exhibit C (the “Amalgamation Agreement”), upon the terms and subject to the conditions set forth in this Agreement and the Business Corporations Act (Yukon), as such law is in effect from time to time (the “BCA”); and

WHEREAS, the Board of Directors of the Company has determined that the Amalgamation is in the interest of its shareholders; and

WHEREAS, as inducement and a condition to Parent’s willingness to enter into this Agreement, Parent, Subco and certain of the Company Shareholders have, concurrently with the Parties execution of this Agreement, entered into a Shareholder Agreement and Waiver substantially in the form attached hereto as Exhibit A (collectively, the “ Shareholder Agreements and Waivers”), pursuant to which such Company Shareholders have agreed, among other things, to (i) be bound by Article VIII hereto and (ii) waive any error or failure on the part of the Company, if at all to call, hold or convene the Company Meeting (as hereinafter defined) in accordance with applicable Law or take any action in relation thereto.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth below, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement the following terms shall have the meanings set forth below:

“Acquisition Proposal” shall mean any of the following: (a) any proposal or offer (including any proposal to shareholders of the Company) from any Person or group relating to any direct or indirect acquisition or purchase of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity securities of the Company or any of its Subsidiaries in a single transaction or a series of related transactions; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries; (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (d) any other transaction the consummation of which could reasonably be expected to materially impede, prevent or materially delay consummation of the Transactions; or (e) any public announcement by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates (or any of their respective Representatives) or by any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Action or Proceeding” shall mean actions, suits, proceedings, pleadings, claims, arbitrations, investigations, charges, allegations, complaints or demands.

“Affiliate” shall mean an “affiliated entity” within the meaning of OSC Rule 45-501 under the Ontario Securities Act.

“Aggregate Redemption Amount” means an amount equal to $6,250,000 less (a) the amount set forth on Schedule 1.1(b)(3) representing the Company’s obligation and that of its Subsidiaries to pay their landlords under the agreements referenced in Section 7.2(i) in respect of each of the leases governing the Pleasanton and Markham premises less (b) the aggregate amount of all Transaction Expenses incurred by or on behalf of the Company or reimbursable by the Company to other Persons.  For purposes of determining the amount of the Payment Fund, such Transaction Expenses shall be assumed to be equal to the amount set forth in the certificate delivered pursuant to Section 7.2(k), without prejudice to Parent’s rights under Section 9.3 hereof and the Escrow Agreement to be reimbursed in respect of any amount by which the Company’s actual Transaction Expenses are thereafter determined to exceed the amount set forth in such certificate.

“Amalco” means the corporation resulting from the Amalgamation.

“Amalco Common Shares” means the common shares in the capital of Amalco.

“Amalco Preferred Redeemable Shares” means the non-voting Redeemable Preferred Shares in the capital of Amalco.

“Ancillary Agreements” shall mean all agreements entered into by and between the Company or the Company Shareholders, on the one hand, and Parent and/or Subco, on the other hand, in connection with the Transactions, including, without limitation, the Amalgamation Agreement and the Shareholder Agreements and Waivers, but not including the Escrow Agreement and the Paying Agent Agreement.

“Ancillary Product Materials” shall mean all Documentation concerning the Products, including customer support materials such as support training materials, support bulletins, and any and all data contained in the customer support organization computer system of the Company; and marketing materials relating to the Products, including sale and marketing collateral, white papers, product data sheets and descriptions, performance benchmark reports, customer training materials, sales training materials and sales presentation materials.

“Articles of Amendment” shall mean the articles of amendment of the Company substantially in that form attached hereto as Exhibit B.

“Benefit Plans” shall mean each retirement, pension, savings, thrift, bonus, stock purchase, profit sharing, stock option, share appreciation, phantom share, restricted stock, deferred compensation, severance or termination pay, life, health, medical, hospital, dental, vision care, disability, drug or other insurance (whether insured or self-insured), sick leave, salary continuation, vacation, incentive, mortgage insurance, employee loan, employee assistance, supplementary unemployment benefit, supplementary retirement or other compensation plan, program, agreement, practice or arrangement or other employee benefit (whether written or unwritten) that the Company and its Subsidiaries currently maintain or to which the Company and its Subsidiaries currently contribute or are required to contribute or had an obligation to contribute for the last 6 years for the benefit of any of its employees or former employees, officers or former officers, and directors or former director (or dependents or beneficiaries thereof) (or as to which the Company and its Subsidiaries may otherwise have any liability, including but not limited to, ) any pension plan (“Pension Plan”) as defined in Section 3(2) of ERISA, any welfare plan (“Welfare Plan”) as defined in Section 3(1) of ERISA or any program administered by a government, including, but not limited to, a Foreign Pension Plan, whether funded, insured or self-funded or whether written or oral.

“Board of Directors” shall mean the board of directors of the Company, Parent or Subco, as the context so provides.

“Business Day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks are required or authorized to be closed in New York, New York or the Yukon Territory.

“Business Intellectual Property” shall mean the Owned Intellectual Property and the Licensed Intellectual Property.

“CAA” shall have the meaning ascribed to such term within the definition of Environmental Law.

“CERCLA” shall have the meaning ascribed to such term within the definition of Environmental Law.

“CEPA” shall have the meaning ascribed to such term within the definition of Environmental Law.

“Class A Shares” shall mean the Class A Special Shares of the Company.

“Class B Shares” shall mean the Class B Special Shares of the Company, and together with the Class A Shares, the “Company Non-Participating Preferred Shares.”

“Class C Shares” shall mean, collectively, the Class C-1 Special Shares (the “Class C-1 Shares”) and the Class C-2 Special Shares (the “Class C-2 Shares”) of the Company.

“Class D Shares” shall mean the Class D Special Shares of the Company and, together with the Class C Shares, the “Company Participating Preferred Shares.”

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Articles” shall mean the Restated Articles of Continuance of the Company filed April 11, 2000.

“Company By-laws” shall mean the by-laws of the Company, including By-law No. 2 enacted and confirmed October 30, 1998.

“Company Circular” shall mean the notice of special meeting and accompanying management proxy circular of the Company, including all appendices thereto, sent to Company Shareholders in connection with the Company Meeting, as amended or supplemented.

“Company Common Shares” shall mean the common shares of the Company, and together with the Company Preferred Shares, the “Company Shares.”

“Company Contribution” shall have the meaning ascribed to such term within the definition of Payment Fund.

“Company Material Adverse Effect” shall mean a material adverse effect on (a) the ability of the Company to duly perform its obligations under this Agreement or to consummate the transactions contemplated hereby to which it is a party on a timely basis or (b) the business, properties, assets (both tangible and intangible), liabilities, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that “Company Material Adverse Effect” shall not include or take into account (i) any change, event or effect that is caused by conditions affecting the U.S. economy and/or the Canadian economy generally (including, without limitation, acts of war or terrorism to the extent not disproportionately affecting the Company or any of its Subsidiaries); (ii) any change, event or effect caused by conditions generally affecting the business-to-business software industry (including, without limitation, acts of war or terrorism to the extent not disproportionately affecting the Company or any of its Subsidiaries) which changes, events or effects do not affect the Company disproportionately relative to other entities operating in such industry; or (iii) any adverse change or effect resulting from a change in accounting rules or procedures announced by the Financial Accounting Standards Board or Canadian Institute of Chartered Accountants which changes do not affect the Company disproportionately relative to other entities operating in the business-to-business software industry.

“Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, called and held in accordance with the Company Articles, the Company By-laws, the Shareholders Agreement and the BCA, to consider the Transactions.

“Company New Common Shares” means the new class of common shares of the Company into which the Company Participating Preferred Shares will be converted upon the filing of the Articles of Amendment.

“Company Participating Preferred Shareholders” shall mean the record holders of the Company Participating Preferred Shares.

“Company Permits” shall mean permits, approvals, licenses, authorizations, certificates, rights, exemptions, orders and franchises from Governmental Entities necessary for the ownership of assets and the lawful conduct of the business of the Company and its Subsidiaries as now conducted and as currently contemplated.

“Company Preferred Shares” shall mean, collectively, the Company Non-Participating Preferred Shares and the Company Participating Preferred Shares.

“Company Shareholders” shall mean the record holders of the Company Common Shares and the Company Preferred Shares.

“Company Warrants” shall mean, collectively, warrants of the Company issued to Goodyear Tire & Rubber Company, Intertape Polymer, Inc., Gordon Capital Corporation, CIBC Wood Gundy Securities, Inc., Donaldson Lufkin & Jenrette Securities Corporation, CIBC World Markets, Inc. and Yorkton Securities, Inc.

“Computer Software” shall mean proprietary computer software and all service offerings of the Company in connection with its business (including all computer programs, object code, source code, user interface, data bases and documentation).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of October 12, 2002, by and between the Company and Parent, as in effect from time to time.

“Contract(s)” shall mean any contract, agreement, instrument, arrangement, guarantee, license, executory commitment or understanding that is binding on the Company or any of its Subsidiaries.

“Copyrights” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Customer Agreement” shall mean an agreement between a customer of the Company and one or more of the Company and its Subsidiaries.

“CWA” shall have the meaning ascribed to such term within the definition of Environmental Law.

“Disabling Devices” shall mean Computer Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

“Dissent Shares” shall mean Company Shares outstanding immediately prior to the Amalgamation becoming effective that are held by any Person that has duly dissented in respect of the Articles of Amendment and/or the Amalgamation and shall have delivered a written objection in respect of the Articles of Amendment and/or the Amalgamation to the Company in a timely and proper manner in accordance with Section 193 of the BCA.

“Documentation” shall mean all documentation (including data entry and data processing procedures, report generation and quality control procedures), logic and designs for all programs, algorithms, edit controls, methodologies, flow charts and file layouts and written narratives of all procedures used in the coding, operation or maintenance of and customer support with respect to Computer Software.

“Environmental Law” includes the Comprehensive Environmental Response, compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended, the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended, the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended, the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq., the Yukon Environmental Act (“YEA”), SY 1991, Ch.5, the Yukon Occupational Health and Safety Act (“OHSA”), RSY 1986, Ch. 23 and the Canadian Environmental Protection Act (“CEPA”), RSC 1999, C-15.31 and their regulations, and any other federal, provincial, territorial, municipal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the human health and the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” shall mean any entity which, together with Parent, Subco and the Company, as the case may be, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ESA” shall mean the Employment Standards Act 2000 (Ontario).

“Foreign Pension Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained by the Company, any Subsidiary of the Company or any of the Company’s Affiliates or for which the Company, any Subsidiary of the Company or any of the Company’s Affiliates have any liability including any state, local, provincial or federal government sponsored plan outside the United States of America primarily for the benefit of employees of the Company or any of the Subsidiaries of the Company residing outside the United States of America, which fund or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis during the periods involved.

“Governmental Approval” shall mean any required filing, recordation, declaration or registration with, or permit, order, authorization, consent or approval of, or action by or in respect of, or the giving of notice to, any Governmental Entity.

“Governmental Directive” shall mean any judgment, order, decree or directive by or at the request of any Governmental Entity.

“Governmental Entity” shall mean any federal, provincial, territorial, municipal, state, local or foreign government, court, arbitral tribunal, administrative agency, body or commission or other governmental or other regulatory authority, commission, agency or body or any non-governmental, self-regulatory authority, commission, agency or body.

“Intellectual Property” shall mean all foreign and domestic (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same (collectively, “Trademarks”); (ii) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) confidential and proprietary information, trade secrets and know-how, including processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including computer software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (v) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof (collectively, “Other Proprietary Rights”).

“Intellectual Property Contracts” shall mean all agreements concerning the Business Intellectual Property, including agreements granting the Company or the Subsidiaries rights to use the Licensed Intellectual Property, agreements granting rights to use Owned Intellectual Property, confidentiality agreements, Trademark coexistence agreements, Trademark consent agreements and nonassertion agreements.

“ITA” means the Income Tax Act (Canada) as amended.

“Knowledge” means, with respect to the Company, the actual knowledge of Bill Lipsin and Daniel Fairfax, after reasonable inquiry, and where applicable, of the officers with primary responsibility for the relevant subject matter.

“Laws” shall mean (i) any provisions of any federal, provincial, territorial, municipal, state, local or foreign statute, law, rule, regulation or ordinance applicable to a Person, including Environmental Laws and (ii) any order, judgment, writ, injunction or decree entered by a Governmental Entity naming a Person or binding on such Person or its business or assets.

“Leased Real Property” shall mean, collectively, all real property leased, subleased or licensed by the Company or any of its Subsidiaries (as lessor or lessee or under which the Company or any of its Subsidiaries has any liability).

“Licensed Intellectual Property” shall mean Intellectual Property that the Company and the Subsidiaries are licensed or otherwise permitted by other Persons to use.

“Liens” shall mean any pledges, claims, equities, options, liens, charges, mortgages, easements, rights-of-way, call rights, rights of first refusal, “tag-” or “drag-” along rights, encumbrances, security interests or other similar restrictions of any kind or nature whatsoever.

“Ontario Securities Act” means the Securities Act (Ontario) and the rules and regulations made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date.

“Options” shall mean any options to purchase Company Common Shares outstanding as of the Closing Date in accordance with the Company’s (a) 1998 Amended and Restated Stock Option Plan and (b) 2000 Stock Incentive Plan and related Option Exchange Program and any options granted to employees in any other manner.

“OHSA” shall have the meaning ascribed to such term within the definition of Environmental Law.

“Other Proprietary Rights” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Owned Intellectual Property” shall mean Intellectual Property owned by the Company or the Subsidiaries.

“Owned Real Property” shall mean all real property owned in whole or in part by the Company or any of its Subsidiaries.

“Patents” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Paying Agent” shall mean a bank, trust company or other service provider, which shall be located in the United States of America or Canada and which shall be reasonably satisfactory to the Company, as designated by Parent to act as paying agent for the holders of Amalco Preferred Redeemable Shares in connection with the redemption of such shares immediately following the Amalgamation and to receive the funds to which former holders of Amalco Preferred Redeemable Shares shall become entitled pursuant to Section 3.1(b).

“Payment Fund” shall mean cash in an aggregate amount which (i) is equal to (a) the Aggregate Redemption Amount payable in accordance with Section 3.1(b) minus (b) the funds available to the Company in cash immediately following the Amalgamation becoming effective as mutually agreed to by Parent and the Company (the “Company Contribution”) minus (c) the amount of the Escrow Fund deposited in accordance with Section 3.1(d), and (ii) is sufficient to enable the Paying Agent, upon combining the Payment Fund with the Company Contribution, to make payments pursuant to Section 3.1(b) and Section 3.2, which funds prior to disbursement in accordance with the terms of this Agreement shall be invested by the Paying Agent as directed by Parent.

“Pension Plan” shall have the meaning ascribed to such term within the definition of Benefit Plans.

“Permitted Lien(s)” shall mean (a) Liens reflected in the Company’s consolidated balance sheet as of March 31, 2003 (including the notes thereto) included in the Company Unaudited Financial Statements delivered to the Parent by the Company prior to the date hereof and as certified by the Company’s Chief Executive Officer (the “2003 Balance Sheet”), (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the Company or any of its Subsidiaries in the operation of their respective business, (c) Liens of carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business which are not material in amount or which are set forth on Schedule 1.2(c) or (d) Liens for taxes, assessments or governmental charges or levies on property not yet due and delinquent or being contested in good faith by appropriate proceedings which are immaterial in amount or which are set forth on Schedule 1.2(d), to the extent that all of such Liens referred to in preceding clauses (a) through (d), inclusive, do not have a Company Material Adverse Effect.

“Person(s)” shall mean and include an individual, a partnership (general or limited), a joint venture, a corporation, a trust, an estate, a limited liability company, an association, a joint-stock company,  an unincorporated organization or other entity and a Governmental Entity, government or other department or agency thereof.

“Products” shall mean the Computer Software products marketed, sold, licensed, supported, serviced or maintained by the Company or its Subsidiaries, together with the inventory of the Products, the Ancillary Product Materials and any and all such Computer Software related to, comprising or constituting such products, and all supplements, modifications, updates, corrections and enhancements to past and current versions of such products, shipping versions of such products, and versions of such products currently under development; and any and all English and foreign language versions of current and past versions of such products, shipping versions of such products and versions of such products currently under development, in each case including the source code and object code versions of such Computer Software; and all Documentation relating thereto; and any and all back-up tapes and archival tapes relating to the foregoing.

“Release” shall mean any spill, emission, release, discharge, leak, injection, deposit, dispersal, leaching, migration, pumping, pouring or dumping on or into the environment or into or from any property.

“Registered” shall mean issued, registered, renewed or the subject of a pending application.

“Registration Rights Agreement” means the Registration Rights Agreement, dated April 11, 2000 between the Company and certain shareholders named therein.

“Representative(s)” shall mean with respect to any Person, such Person’s Affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents.

“Required Consents” shall mean, collectively, all approvals, consents or waivers under each of the Company Material Contracts that may be required under the terms thereof with respect to the Transactions.

“Restricted Stock” shall mean any Company Common Shares subject to restriction whether granted as stock bonuses or restricted stock in accordance with the Company’s 2000 Stock Incentive Plan.

“Shareholders Agreement” means the Second Amended and Restated Shareholders’ Agreement, dated April 11, 2000 between the Company and the shareholders named therein.

“Stock Plans” shall mean any stock option or restricted stock plan or agreement of the Company currently in force as of the date of this Agreement.

“Subco Common Shares” shall mean the common shares of Subco.

“Subsidiary” shall mean a “subsidiary entity” within the meaning of OSC Rule 45-501 under the Ontario Securities Act.

“Superior Proposal” shall mean a bona fide written offer which is not solicited by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates (or any of their respective Representatives) made by a third party to acquire, directly or indirectly, (i) more than 35% of the Company Shares pursuant to a tender offer followed by a merger, (ii) all of the Company Shares pursuant to a merger or (iii) all or substantially all of the assets of the Company and its Subsidiaries, (w) on terms (taken as a whole) which the Board of Directors of the Company determines in good faith, after consultation with its outside nationally recognized legal counsel (which may be its current outside legal counsel) and a financial advisor of nationally recognized reputation, would, if consummated, be more favorable from a financial point of view to the Company and its shareholders (in their capacity as such) than the transactions contemplated hereby, (x) which the Board of Directors determines in good faith (after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel) and a financial advisor of nationally recognized reputation) is reasonably capable of being consummated (taking into account such factors as the Board of Directors of the Company in good faith deems relevant, including all legal, financial, regulatory and other aspects of such proposal (including the terms of any financing and the likelihood that the transaction would be consummated) and the identity of the Person making such proposal), (y) which is not conditioned on the receipt of any financing and (z) which is not made in violation of any standstill, confidentiality or similar agreement entered into by the Company or any of its Subsidiaries or any of their Affiliates or Representatives.

“Tax Return” shall mean any tax return, statement, form or report (including any election, declaration, disclosure, schedule, estimate and information Tax return and other information required to be supplied to a taxing authority in connection with any Tax) relating to any Tax.

“Tax” shall mean any tax, charge, duty, fee, levy or other similar assessment or liability (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll, franchise, profits, capital gains, capital stock, occupation, severance, windfall profits, stamp, license, social security and other taxes imposed by the United States, Canada, the United Kingdom, the Federal Republic of Germany or any federal, provincial, territorial, state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fine, penalty, assessment or addition to tax resulting from, attributable to or incurred in connection with any of the foregoing.

“Third Party Software” shall mean all Computer Software used or held for use, sale, distribution or license by the Company or any of its Subsidiaries (as a separate Product or as a component of a Product) that neither the Company nor any of its Subsidiaries owns.

“Trade Secrets” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Trademarks” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Transactions” shall mean the transactions contemplated by this Agreement, and the Ancillary Agreements including, without limitation, the Articles of Amendment, the Amalgamation and the Redemption.

“U.S. Benefit Plan” shall mean each Benefit Plan covering, or providing benefits to, employees of the Company and its Subsidiaries based in the United States or to which ERISA or the Code is applicable.

“Voting Debt” shall mean, collectively, bonds, debentures, notes or other indebtedness or obligations which entitle the holders thereof to vote (or which are convertible into or exercisable or exchangeable for securities which entitle the holders thereof to vote) with the stockholders of the Company or a Subsidiary of the Company, as the case may be, on any matter.

“WARN Act” shall mean the Workers Adjustment Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.

“Welfare Plans” shall have the meaning ascribed to such term within the definition of Benefit Plans.

“$” shall mean United States Dollars.

In addition to the foregoing definitions, the following terms shall have the definitions specified in the section of the Agreement listed below:

Defined Terms	Section

116 Funds	17
116 Holder	17
Accounting Arbitrator	9.3(a)(ii)
Affiliated Group	4.8(a)
Agreement	Preamble
Amalgamation	Recitals
Amalgamation Agreement	Recitals
Articles of Amalgamation	2.3
BCA	Recitals
Business Trade Secrets	4.10(j)
Certificate of Amalgamation	2.3
Certificate of Amendment	2.1(a)
Certificates	3.2(b)(i)
Claim	8.2(b)
Closing	2.4
Closing Date	2.4
Company	Preamble
Company Audited Financial Statemetns	4.5
Company Disclosure Letter	Article IV
Company Financial Statements	4.5
Company Material Contracts	4.12
Company Unaudited Financial Statements	4.5
Determination Date	9.3(a)(ii)
Employment Agreements	4.18(m)
Environmental Claim	4.14(f)
Escrow Account	3.1(d)
Escrow Agent	3.1(d)
Escrow Agreement	3.1(d)
Escrow Amount	3.1(d)
Indemnified Parties	6.14(a)
Indemnitee	8.2(a)
Indemnitors	8.2(a)
Insurance Policies	4.19(a)
Losses	8.1
Parent	Preamble
Parent Indemnitiees	8.1
Parties	Preamble
Party	Preamble
Pro Rata Interest	3.1(d)
Redemption	3.1(a)
Redemption Consideration	3.1(b)
Registrar	2.1(a)

Replacement Contracts	6.7(a)(i)
Shareholder Agreements and Waivers	Recitals
Shareholder Approvals	4.22(c)
Shareholder Representative Expenses	10.13(d)
Stock Incentive Plans	3.4
Subco	Preamble
Termination Date	9.1(b)
Termination Fee	9.3(b)(i)
Third-Party Claims	8.2(b)
Transaction Expenses	9.3(a)(i)
Transaction Expenses Excess	9.3(a)(i)
Transaction Expenses Excess Statement	9.3(a)(ii)
Updata	4.21
USTS	4.14(d)

ARTICLE II

COMBINATION

Section 2.1.            Amendment to the Articles of the Company.

(a)           Subject to the conditions set forth in this Agreement and obtaining the requisite Shareholder Approvals, the Company shall amend the Company Articles in substantially the form set out in the Articles of Amendment and in accordance with the BCA.  Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, the Company shall prepare, execute, and on or prior to the Closing Date shall cause to be filed with the registrar of corporations under the BCA, Articles of Amendment in such form as is required by the relevant provisions of the BCA and all other filings or recordings required under the BCA.  The Articles of Amendment shall become effective upon the issuance of a Certificate of Amendment (the “Certificate of Amendment”) by the registrar of corporations or a deputy appointed under the relevant provisions of the BCA (the “Registrar”).

(b) Each holder of Company Non-Participating Preferred Shares who is a non-resident of Canada for purposes of the ITA shall apply for, and obtain, a clearance certificate pursuant to, and within the time provided for in, section 116 of the ITA in respect of the disposition of the relevant Company Non-Participating Preferred Shares on the filing of the Articles of Amendment.

Section 2.2.            The Amalgamation.  Following issuance of the Certificate of Amendment pursuant to Section 2.1 and subject to the conditions set forth in this Agreement and obtaining the requisite Shareholder Approvals, Parent, Subco and the Company shall consummate the Amalgamation pursuant to which Subco and the Company shall amalgamate to form Amalco, a corporation amalgamated under the BCA.

Section 2.3.            Consummation of the Amalgamation.  Upon the terms and subject to the conditions set forth in this Agreement and the Amalgamation Agreement, prior to the Closing, Subco and the Company shall prepare, execute, and on the Closing Date shall cause to be filed with the Registrar, Articles of Amalgamation in such form as is required by the relevant provisions of the BCA (the “Articles of Amalgamation”) and all other filings or recordings required under the BCA.  The Amalgamation shall become effective upon the issuance of a Certificate of Amalgamation (the Certificate of Amalgamation”) by the Registrar.

Section 2.4.            Closing.  (a)           Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article IX, and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article VII, the closing of the Amalgamation (the “Closing”), shall take place at 10:00 a.m. on a date to be specified by the Parties, which shall be no later than two Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article VII other than such conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (to the extent permitted by applicable Law) of those conditions (the “Closing Date”), at the offices of Schulte Roth & Zabel

LLP, 919 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the Parties.

(b)           Subject to fulfillment or waiver of the conditions set forth in Article VII, at or prior to the Closing, Parent shall deliver to the Company all of the following:

(i)            each Ancillary Agreement to which Parent is a party, the Escrow Agreement and the Paying Agent Agreement, in each case duly executed on behalf of Parent;

(ii)           a certificate executed on behalf of Parent by an officer thereof, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company certifying as to the incumbency and signatures of the officers of Parent executing this Agreement, any Ancillary Agreement to which Parent is a party, the Escrow Agreement and the Paying Agent Agreement; and

(iii)          the certificate contemplated by Section 7.3(a).

(c)           Subject to fulfillment or waiver of the conditions set forth in Article VII, at or prior to the Closing, Subco shall deliver to the Company all of the following:

(i)            the Amalgamation Agreement and each other Ancillary Agreement to which Subco is a party duly executed on behalf of Subco;

(ii)           a certificate of status of Subco, issued as of a recent date by the Registrar;

(iii)          a certificate of an officer of Subco, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, certifying as to (A) the articles and the by-laws of Subco and (B) the incumbency and signatures of the officers of Subco executing this Agreement and the Ancillary Agreements to which it is a party; and

(iv)          the certificate contemplated by Section 7.3(a).

(d)           Subject to fulfillment or waiver of the conditions set forth in Article VII, at or prior to the Closing, the Company shall deliver to Parent and Subco all of the following:

(i)            the Amalgamation Agreement, each other Ancillary Agreement to which the Company is a party, the Escrow Agreement and the Paying Agent Agreement, in each case duly executed on behalf of the Company;

(ii)           a certificate of status of the Company, issued as of a recent date by the Registrar;

(iii)          a certificate of an officer of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent certifying as to (A) the Company Articles, as amended by the Articles of Amendment and the Company By-laws, (B) the incumbency and signatures of the officers of the Company executing this Agreement, the Ancillary Agreements to which the Company is a party, the Escrow Agreement, and the Paying

Agent Agreement; (C) the registered Company Shareholders and the number of issued and outstanding Company Shares as of the Closing Date, and (D) the number of issued and outstanding Company Warrants as of the Closing Date;

(iv)          copies of all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement; and

(v)           the certificates contemplated by Section 7.2(a), (e) and (k).

ARTICLE III

REDEMPTION; PAYMENT OF REDEMPTION PROCEEDS

Section 3.1.            Redemption of Amalco Redeemable Preferred Shares.

(a)                           Forthwith following the Amalgamation becoming effective, Parent shall cause Amalco to redeem (the “Redemption”) for cash (subject to Section 3.1(d) (e), and (f)) all of the outstanding Amalco Redeemable Preferred Shares issued pursuant to the Amalgamation in accordance with the terms of such Amalco Redeemable Preferred Shares.

(b)                           As a result of the Redemption, each former Company Participating Preferred Shareholder who has executed a Shareholder Agreement and Waiver shall, subject to Section 3.1(d), have the right to receive, in exchange for each issued and outstanding Amalco Redeemable Preferred Share he, she or it holds, an amount equal to (i) the quotient of (A) the Aggregate Redemption Amount divided by (B) the total number of Amalco Redeemable Preferred Shares issued and outstanding as a result of the Amalgamation (the “Redemption Consideration”).

(c)                           Each holder of a certificate formerly representing any Company Shares or Company New Common Shares shall cease to have any rights with respect thereto, except in the case of former holders of Company Participating Preferred Shares who shall have the right to receive the Redemption Consideration therefor upon the surrender of such certificate in accordance with Section 3.1 (d), without interest.

(d)                           Forthwith following the Amalgamation becoming effective, Parent shall cause Amalco to deposit in cash, a portion of the Aggregate Redemption Consideration equal to $624,999.72 (the “Escrow Amount”) in the account to be established under the escrow agreement (the “Escrow Account”), substantially in the form of Exhibit D hereto (the “Escrow Agreement”), to be executed and delivered on or prior to the Closing Date by the escrow agent (the “Escrow Agent”), Parent, the Company and the Shareholders’ Representative.  The Escrow Amount will be held on behalf of the former Company Participating Preferred Shareholders (in accordance with their respective Pro Rata Interests) and Parent, as the case may be, and applied pursuant to the terms and subject to the conditions of the Escrow Agreement.

For purposes of this Agreement, “Pro Rata Interest” means, with respect to a former Company Participating Preferred Shareholder, a fraction, the numerator of which is the product determined by multiplying (A) the number of Amalco Redeemable Preferred Shares such Company Participating Preferred Shareholder is entitled to receive upon consummation of the Amalgamation by (B) the Redemption Consideration and the denominator of which is the Aggregate Redemption Amount.

(e)           Each holder of Amalco Redeemable Preferred Shares who is a non-resident of Canada for purposes of the ITA (a “116 Holder”) shall apply for, and obtain, a clearance certificate pursuant to, and within the time provided for in, section 116 of the ITA in respect of the Amalco Redeemable Preferred Shares held by such non-resident holder which are redeemed.  Each 116 Holder shall deliver a clearance certificate, which is acceptable to Parent, to Amalco on or before Closing.

(f)            In respect of each 116 Holder who does not deliver an acceptable clearance certificate to Amalco as provided for in Section 3.1(e), the Paying Agent shall withhold from the consideration otherwise payable to any such 116 Holder an amount equal to 25% of the Redemption Consideration in respect of the particular 116 Holder (the “116 Funds”).  The Paying Agent shall remit the 116 Funds to the Canada Customs and Revenue Agency on the 27th day following the end of the month in which the Closing occurs in respect of all 116 Holders, unless the Paying Agent receives a clearance certificate, acceptable to Amalco, prior to that 27th day from one or more 116 Holders in which event the Paying Agent shall pay the relevant 116 Funds to each 116 Holder who has delivered an acceptable clearance certificate, within 5 business days of such delivery.

Section 3.2.            Payment of Redemption Proceeds.

(a)                           Paying Agent.  Prior to the Amalgamation becoming effective, Parent shall designate the Paying Agent.  At or prior to the Amalgamation becoming effective, Parent shall deposit the Payment Fund and shall cause the Company to deposit the Company Contribution, in each case, in trust with the Paying Agent, as required pursuant to the paying agent agreement, substantially in the form of Exhibit E hereto (the “Paying Agent Agreement”), to be executed on or prior to the Closing Date by the Paying Agent, Parent, the Company and the Shareholders’ Representative.  The Payment Fund shall be invested by the Paying Agent as directed by Parent.  The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 3.1(b), Section 3.1(d) and this Section 3.2 out of the Payment Fund and the Company Contribution.  Neither the Payment Fund nor the Company Contribution shall be used for any other purpose except as otherwise agreed to by Parent.  If the sum of the Payment Fund and the Company Contribution is insufficient to pay all of the amounts required to be paid pursuant to Section 3.1(b), and Section 3.1(d) and this Section 3.2, Parent from time to time after the redemption of the Amalco Redeemable Preferred Shares shall promptly deposit in trust additional cash with the Paying Agent sufficient to make all such payments, or shall cause Amalco to do so.

(b)                           Exchange Procedures.

(i)            Within five Business Days following the Amalgamation becoming effective, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Articles of Amendment represented outstanding Company Participating Preferred Shares (collectively, the “Certificates”), whose Company Participating Preferred Shares were converted pursuant to the Articles of Amendment and the Amalgamation into Amalco Redeemable Preferred Shares and then redeemed and pursuant to Section 3.1(c) represent the right to receive the Redemption Consideration, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall otherwise be in customary form), and (B) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Redemption Consideration.

(ii)           Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Amalco, together with such (A) letter of transmittal, duly executed and completed in accordance with the instructions thereon, together with any other items specified by the letter of transmittal or otherwise reasonably required by the Paying Agent and (B) a duly executed and completed Shareholder Agreement and Waiver, the holder of such Certificate shall be entitled to receive (subject to Section 3.1(b) and the terms of the Escrow Agreement) in exchange therefor the Redemption Consideration, less any amount to be withheld in satisfaction of withholding tax obligations, for each Amalco Redeemable Preferred Share represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.  Until so surrendered, each Certificate shall, subject to Section 3.3, be deemed, for all purposes, to evidence only the right to receive upon such surrender the Redemption Consideration deliverable in respect thereof to which the holder thereof is entitled pursuant to Section 3.1(b) and this Section 3.2.  No interest will be paid or will accrue in respect of any cash payable upon the surrender of any Certificate.

(iii)          If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the Redemption Consideration deliverable in respect thereof to which the holder thereof is entitled pursuant to Section 3.1(b) and this Section 3.2; provided, that Parent may require the Person to whom any such Redemption Consideration is paid, as a condition precedent to the payment thereof, to indemnify Amalco in a manner reasonably satisfactory to Parent against any claim that may be made against Amalco with respect to the Certificate claimed to have been lost, stolen or destroyed.

(iv)          Each of the Paying Agent, Parent and Amalco shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Amalco Redeemable Preferred Shares such amounts as may be required to be deducted and withheld therefrom under the Code, the ITA or any provision of provincial, territorial, state, local or foreign Tax law or under any other applicable legal requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and shall be paid to the appropriate Governmental Entity on behalf of such Person.

(v)           Amalco shall pay all charges and expenses of the Paying Agent in connection with the distribution of the Redemption Consideration for the Certificates.

(c)                           No Further Transfer or Ownership Rights in the Company Shares or Company Warrants.  From and after the Amalgamation becoming effective, the stock transfer books of the Company shall be closed with respect to the Company Shares and the Company Warrants and there shall be no further registration of transfers of the Company Shares or the Company Warrants on the records of Amalco other than to give effect to the redemption of the Amalco Redeemable Preferred Shares, and if any Certificates are presented to Amalco for transfer, they shall be cancelled and exchanged, if at all, as provided in this Article III, subject to applicable Law in the case of Dissent Shares.  All Redemption Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Participating Preferred Shares previously represented by such Certificates.

(d)                           Termination of Fund; No Liability.  At any time following the date which is the six month anniversary of the Amalgamation becoming effective, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any and all interest and other income received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, and thereafter, such holders shall be entitled to look solely to Parent (subject to abandoned property, escheat or other similar Laws) with respect to the Redemption Consideration payable upon due surrender of their Certificates, without any interest thereon; provided, that such holders shall have no greater rights against Parent than may be accorded to general creditors of Parent under applicable Laws.  Any portion of the Payment Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, neither Parent nor the Paying Agent shall be liable to any Person for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Laws.

Section 3.3.            Dissent Rights.  Notwithstanding anything in this Agreement to the contrary, Dissent Shares shall not be converted into or represent the right to receive Redemption Consideration in accordance with Section 3.1(b) and Section 3.2, but rather each of the Dissent Shares shall represent only the right to receive payment upon exercise of dissent rights in respect of such Dissent Shares in accordance with the BCA.  The Company shall give Parent (a) prompt written notice of dissent received by the Company, the withdrawal of any such demand, and any other notice or instrument delivered or served relating to dissent pursuant to the BCA and (b) the opportunity to direct all negotiations and proceedings with respect to any demand for dissent under the BCA.  The Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any demand for dissent, (ii) offer to settle or settle any such demand for dissent, (iii) waive any failure to timely deliver a written demand for dissent in accordance with the BCA, or (iv) agree to do any of the foregoing.

Section 3.4.            Stock Options.  With respect to any Options outstanding prior to the Amalgamation becoming effective, the Company shall take such action as shall be required to effectuate (i) the cancellation, upon the Amalgamation becoming effective, of all Options (whether or not then vested or exercisable and without regard to the exercise price, if applicable, of such Options) granted under any Stock Plan or otherwise and to no longer represent or represent the right to purchase Company Shares or any other equity securities of the Company, Parent, Amalco or any other Person or any other consideration, and (ii) the termination, upon the Amalgamation becoming effective, of the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock or equity of the Company or any Subsidiary or Affiliate thereof (collectively, with the Stock Plans, the “Stock Incentive Plans”).  The foregoing actions shall take effect at or prior to the Amalgamation becoming effective in accordance with the terms of the applicable Stock Incentive Plan. The Company shall take all steps to ensure that neither it nor any of its Subsidiaries or Affiliates is or shall be bound by any Options, Restricted Stock, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its Affiliates, to own any capital stock or equity of the Company or Amalco or any of their Subsidiaries or to receive any payment in respect thereof.

Section 3.5.            Further Assurances.  If at any time after the Amalgamation becomes effective Amalco shall consider or be advised that any agreements, documents, deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Amalco, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the amalgamating corporations in the Amalgamation, or (b) otherwise to carry out the purposes of this Agreement, Amalco and its proper officers and directors or their designees are hereby authorized to execute and deliver, in the name and on behalf of either of the constituent corporations in the Amalgamation, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper, consistent with the terms of this Agreement, to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporations and otherwise to carry out the purposes of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company has delivered to Parent a Disclosure Letter, dated the date hereof (the “Company Disclosure Letter”), receipt of which has been acknowledged in writing thereon by Parent.  The Company Disclosure Letter shall be arranged in sections and subsections corresponding to the sections and subsections of this Article IV.  The Company hereby represents and warrants to Parent and Subco, except as expressly set forth in the corresponding sections and subsections of the Company Disclosure Letter, as follows:

Section 4.1.            Organization.

(a)                           The Company and each of its Subsidiaries is an entity duly organized, validly existing and, to the extent applicable, in corporate good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as contemplated.  The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in corporate good standing as a foreign entity, in each jurisdiction where the character of its properties or assets owned, operated and leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect.  The Company has, prior to the date of this Agreement, delivered to Parent true, complete and correct copies of the Company Articles and the Company By-laws and the comparable governing documents of each of the Company’s Subsidiaries, in each case as amended and in full force and effect as of the date of this Agreement.  The respective articles and by-laws or other organizational documents of such Subsidiaries do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries.  The Company has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which the Company is subject.

(b)                           The Company is not conducting business in any jurisdiction other than the jurisdictions listed in Section 4.1(b) of the Company Disclosure Letter.

Section 4.2.            Capitalization.

(a)                           The authorized capital stock of the Company consists of an unlimited number of Company Shares.  As of the close of business on the date hereof, (i) 4,050,508 Company Common Shares are issued and outstanding, no Company Common Shares are issued and held in the treasury of the Company and 13,258,872 Company Common Shares are reserved for issuance upon exercise of outstanding Options and Company Warrants to purchase Company Common Shares, and (ii) with respect to Company Preferred Shares, 18,799,276 Class A Shares are issued and outstanding, 480,000 Class A Shares are reserved for issuance upon exercise of outstanding Company Warrants to purchase Class A Shares, 16,630,212 Class B Shares are issued and outstanding, 30,065,025 Class C-1 Shares are issued and outstanding, 4,209,102 Class C-2 Shares are issued and outstanding, 601,300 Class C Shares are reserved for issuance upon exercise of outstanding Company Warrants to purchase Class C-1 Shares, 8,052,170 Class D Shares are issued and outstanding.  Section 4.2(a) of the Company Disclosure Letter sets forth the exercise price, grant date, expiration date for and number of shares subject to all outstanding Options or Company Warrants to purchase Company Common Shares, Class A Shares, Class C Shares, or Class D Shares, as the case may be, and the vesting date and grant date for all shares of restricted stock.  All outstanding shares of capital stock or other equity interests, as the case may be, of the Company and each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right, and were issued in compliance with applicable federal, provincial, territorial and state securities laws and regulations.  All shares of capital stock of the Company subject to issuance on the terms and conditions set forth in the instruments pursuant to which they are issuable, will, when issued in accordance with the terms of such instruments, be duly authorized, validly issued, fully paid and non-assessable, and will not (other than as contemplated under the Shareholders Agreement or in connection with the Transactions) be subject upon issuance to, nor issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right, and will be issued in compliance with applicable federal, provincial, territorial and state securities laws and regulations.  Except as set forth above, (A) there are no shares of capital stock or other equity securities (voting or nonvoting) of the Company or any of its Subsidiaries authorized, issued or outstanding, (B) there are no outstanding or authorized options or Restricted Stock (other than the Options to purchase Company Common Shares described in Section 4.2(a) of the Company Disclosure Letter) or warrants (other than the Company Warrants to purchase Company Common Shares, Class A Shares or Class C-1 Shares), calls, preemptive rights (other than as contemplated under the Shareholders Agreement or in connection with the Transactions), subscriptions or other similar rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, limited stock appreciation rights, stock-based performance units, agreements, arrangements, commitments or claims of any character, contingent or otherwise, (1) relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or (2) obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, Restricted Stock, warrant, call, preemptive right, subscription or other right, convertible or exchangeable security, agreement, arrangement, commitment or claim, and (C) neither the Company nor any of its Subsidiaries has authorized or outstanding Voting Debt.  Upon completion of the Amalgamation, any Company Warrants that are not cancelled at or prior to the Amalgamation shall be exercisable only for the amount of Redemption Consideration (if any) that would have been paid in respect of the Company Common Shares, Class A Shares or Class C-1 Shares, that would have been issuable upon exercise of such Company Warrants immediately prior to the Amalgamation.

(b)                           Section 4.2(b) of the Company Disclosure Letter sets forth a complete and accurate list of the Subsidiaries of the Company.  Except for the Company’s interest in its Subsidiaries and investments in marketable securities and mutual funds, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in, nor is the Company or any of the Subsidiaries subject to any obligation or requirement to provide for or to make any investment (whether equity or debt) to or in, any Person.

(c)                           All of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are owned, of record and beneficially, by the Company, or directly or indirectly beneficially, by either the Company or one or more of its Subsidiaries, in each case free and clear of all Liens.  No shares of capital stock of, or ownership interests in, any of the Company’s Subsidiaries are reserved for issuance.

(d)                           Other than the Shareholders Agreement, the Registration Rights Agreement and the agreements set forth in Section 4.2(d) of the Company Disclosure Letter, there are no voting trusts, proxies, registration rights agreements, or other agreements, commitments, arrangements or understandings of any character by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries under any applicable Law.

(e)                           Except as contemplated under the Shareholders Agreement or in connection with the Transactions, none of the Company or its Subsidiaries are required to redeem, repurchase or otherwise acquire shares of capital stock or other equity interests of the Company or any of its Subsidiaries.

(f)                            Except as contemplated under the Shareholders Agreement or in connection with the Transactions, there are no restrictions of any kind which prevent or restrict the payment of dividends by the Company or any of its Subsidiaries other than those imposed by the corporate laws of general applicability of their respective jurisdictions of organization.

(g)                           Section 4.2(g) of the Company Disclosure Letter sets forth a complete and accurate list of (i) the stated and paid in capital of the Company and (ii) the names and addresses of each Company Shareholder, based on the books and records of the Company.

(h)           Except as set forth in Section 4.2(h) of the Company Disclosure Letter, each of the Company Shareholders is not a non-resident person for purposes of the ITA.

Section 4.3.            Authorization; Validity of Agreement; Company Action.

(a)           The Company has full corporate power and authority to execute and deliver this Agreement, the Amalgamation Agreement, each other Ancillary Agreement to which it is party and each instrument required hereby to be executed and delivered by the Company prior to or upon the Amalgamation becoming effective, and, subject to obtaining the Shareholder Approvals required by the BCA, the Company Articles, the Company By-laws and the Shareholders Agreement, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement, the Amalgamation Agreement, each other Ancillary Agreement to which it is party and each instrument required hereby to be executed and delivered by the Company prior to or upon the Amalgamation becoming effective and the performance of its obligations hereunder and thereunder and the consummation by it of the Transactions have been duly authorized by its Board of Directors, and, except for obtaining the Shareholder Approvals as contemplated by Section 6.6, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement, the Amalgamation Agreement, each other Ancillary Agreement to which it is party and the consummation by it of the Transactions.  This Agreement has been, and the Amalgamation Agreement, each other Ancillary Agreement to which it is party and each instrument required hereby to be executed and delivered by the Company prior to the Amalgamation becoming effective has been or, if executed after the date hereof and upon or prior to the Amalgamation becoming effective, will be, duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof and thereof by Parent and Subco and any other parties thereto, constitutes, or, in the case of the Ancillary Agreements have been or, if executed after the date hereof and upon or prior to the Amalgamation becoming effective, will constitute, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws of general application affecting the enforcement of creditors’ rights generally now or hereafter in effect and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(b)           The Board of Directors of the Company has determined, in consultation with its financial advisors, that the Transactions are fair to, and in the best interests of the Company Shareholders from a financial point of view.

Section 4.4.            Consents and Approvals; No Violations.  The execution and delivery by the Company of this Agreement, the Amalgamation Agreement and each other Ancillary Agreement to which it is party does not, and the consummation by the Company of the Transactions and the compliance by the Company with the applicable provisions of this Agreement, the Amalgamation Agreement and each other Ancillary Agreement to which it is party will not:

(a)                           violate or conflict with or result in any breach of any provision of the Company Articles or the Company By-laws or the comparable governing documents of any of its Subsidiaries;

(b)                           require any Governmental Approval, except for (i) the Governmental Approvals set forth in Section 4.4(b) of the Company Disclosure Letter; and (ii) the filing of the Articles of Amendment and the Articles of Amalgamation with the Registrar, all other filings and recordings required under the BCA and appropriate documents with the relevant authorities of other territories, provinces, states and countries in which the Company and its Subsidiaries are qualified to do business;

(c)                           result in a material violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a material default under, give rise to any penalty, right of amendment, modification, renegotiation, termination, cancellation, payment or acceleration or any right or obligation or loss of any material benefit or right under, or result in the creation of any Liens upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease, license, sublicense, franchise, permit, concession, agreement, contract, obligation, commitment, understanding, arrangement, franchise agreement or other instrument, obligation or authorization applicable to the Company or any of its Subsidiaries, or by which any such Person or any of its properties or assets may be bound; or

(d)                           materially violate or conflict with any Law applicable to the Company or any of the Subsidiaries or by which any of their properties or assets may be bound.

Section 4.5.            Financial Statements.  Set forth on Section 4.5 of the Company Disclosure Letter are the audited consolidated statements (balance sheet and related statements of operations, cash flows and changes in shareholders’ equity) of the Company and its Subsidiaries as of March 31, 2002 (the “Company Audited Financial Statements”) and the unaudited consolidated statements (balance sheet and related statements of operations cash flows and changes in Shareholders’ equity) of the Company and its subsidiaries as of March 31, 2003 (the “Company Unaudited Financial Statements”, and together with the Company Audited Financial Statements, the “Company Financial Statements”).  The Company Financial Statements are in accordance with the books and accounts of the Company at March 31, 2002 and March 31, 2003, as the case may be, and have been prepared in accordance with GAAP applied on a consistent basis throughout the relevant periods, except that unaudited Company Financial Statements may not contain all footnotes required by GAAP.  The Company Financial Statements are true and correct and fairly present the financial condition and operating results of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein.  Except as set forth in the 2003 Balance Sheet, the Company has no liabilities, contingent or otherwise, other than (a) immaterial liabilities incurred in the ordinary course of business subsequent to March 31, 2003; and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Company Financial Statements.  The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

Section 4.6.            No Undisclosed Liabilities.  The Company and its Subsidiaries do not have any claims, liabilities, indebtedness or obligations of any nature (whether known or unknown, accrued, absolute, contingent, asserted, liquidated or otherwise), except (a) as disclosed in Section 4.6 of the Company Disclosure Letter or, (b) reflected and reserved against on the 2003 Balance Sheet.  Except as disclosed in the Company Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

Section 4.7.            Absence of Certain Changes.  Since March 31, 2003 (the date of the 2003 Balance Sheet), the Company has conducted, and has caused its Subsidiaries to conduct, their respective businesses only in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing:

(a)                           there has not occurred any event, change, occurrence, effect, fact, violation, development or circumstance that has resulted in or would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect;

(b)                           there has been no declaration, setting aside or payment by the Company or any Subsidiary of any dividend or other distribution payable in cash, securities or other property with respect to, or split, combination, redemption, reclassification, purchase or other acquisition of, any shares of capital stock (or other equity interests) or other securities of the Company or any of its Subsidiaries, other than those payable by a wholly-owned Subsidiary of the Company solely to the Company or to another wholly-owned Subsidiary of the Company, or any other change in the capital structure of the Company or any of its Subsidiaries;

(c)                           there has been no issuance or sale, or authorization therefor, by the Company or any Subsidiary of any shares in the capital or any other securities (equity or debt) of the Company or any of its Subsidiaries or issuance, sale or authorization by the Company or any Subsidiary for any securities (equity or debt) convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to purchase or subscribe for, or the entering into by the Company or any Subsidiary of any arrangement or contract with respect to the issuance or sale of, any shares in the capital of any class of the Company or Voting Debt or other securities (equity or debt), or any other changes to the capital structure of the Company or any of its Subsidiaries;

(d)                           there have been no Contracts (or amendments, modifications, supplements or replacements to existing Contracts) made or committed to be made or entered into to be performed by the Company or any of its Subsidiaries relating to, and none of them have made any, capital expenditures with a value in excess of $10,000 in any calendar year, or in the aggregate for capital expenditures with a value in excess of $100,000;

(e)                           neither the Company nor any of its Subsidiaries has acquired, by merging or consolidating with, by purchasing an equity interest in, by purchasing all or a portion of the assets of, or by any other manner, any business or any Person, or other acquisition of any assets of any Person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice);

(f)                            there have been no transfers, leases, licenses, guarantees, sales, mortgages, pledges, disposals of, subjecting to Liens (other than Permitted Liens) or other encumbrances on, any assets of the Company or any of its Subsidiaries that are material to their business or that have a value individually in excess of $10,000 other than with respect to (i) transactions between wholly-owned Subsidiaries of the Company and the Company or between wholly-owned Subsidiaries of the Company, (ii) dispositions of excess or obsolete assets of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, (iii) leases, licenses or sales in the ordinary course of business consistent with past practice, and (iv) the arrangements with respect to the Pleasanton and Markham premises, as referenced in Section 7.2(i);

(g)                           except to the extent required under employee employment agreements or Benefit Plans in effect on March 31, 2003 (the date of the 2003 Balance Sheet), as set forth in Section 4.7(g) of the Company Disclosure Schedule or required by applicable Law or contemplated by Section 3.4, there have been no increases in the compensation or fringe benefits of any of the Company’s or its Subsidiaries’ directors, officers or employees (except for immaterial increases to employees who are not officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice), no grants of any severance or termination pay not required to be paid under then existing severance plans, no employment, consulting or severance agreements, policies or arrangements with any present or former directors, officers or other employees of the Company or any of the Company’s Subsidiaries, no establishment or adoption of or amendments, modifications, supplements, replacements or terminations of any collective bargaining agreement, or Benefit Plan or plan that qualifies as a Benefit Plan (including premiums therefor) for the collective benefit of any directors, officers or employees or independent contractors.

(h)                           no director, former director, officer, shareholder or employee of the Company or any person not dealing at arm’s length within the meaning of the ITA with any such Person is indebted to the Company except as disclosed in Section 4.7(h) of the Company Disclosure Letter.

(i)                            there have been no plans of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganizations of the Company or any of its Subsidiaries or any agreements relating to any Acquisition Proposals adopted or entered into;

(j)                            there has been no (i) incurrence, assumption, modification or prepayment of any indebtedness for borrowed money, issuance of any debt securities or warrants or other rights for the acquisition of debt securities, or guarantees, endorsements or liabilities or responsibilities for the obligations or indebtedness of another Person by the Company or any of its Subsidiaries, other than indebtedness owing to or guarantees of indebtedness owing to, the Company or any direct or indirect wholly-owned Subsidiary of the Company, or capital leases entered into, or (ii) loans, extensions of credit or advances by the Company or any of its Subsidiaries to any other Person, other than to the Company or to any direct or indirect wholly-owned Subsidiary of the Company, except, in the case of preceding clauses (i) and (ii), for loans, extensions of credit or advances constituting trade payables or receivables arising in the ordinary course of business and in the case of preceding clause (ii), for advances to employees in respect of travel and entertainment expenses in the ordinary course of business in amounts of $10,000 or less to any individual on any date of determination and $50,000 in the aggregate outstanding on any date of determination;

(k)                           Except as set forth on Section 4.7(k) of the Company Disclosure Letter, there have been no accelerations of (i) the payment, right to payment or vesting under any Benefit Plan (including arrangements or agreements for premiums therefor) or (ii) other compensation arrangements provided by the Company or any of its Subsidiaries;

(l)                            neither the Company nor any of its Subsidiaries has made any payments, discharges, settlements or satisfactions of any claims, litigation, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, of (A) liabilities reflected or reserved against in the 2003 Balance Sheet or (B) liabilities (other than litigation) subsequently incurred in the ordinary course of business consistent with past practice, (ii) other claims, litigation, liabilities or obligations (qualified as aforesaid) that in the aggregate do not exceed $100,000, and (iii) the arrangements with respect to the Pleasanton and Markham premises, as referenced in Section 7.2(i);

(m)                          Except as set forth on Section 4.7(m) of the Company Disclosure Letter, there have been no plans, announcements, implementations or effectuations of any reductions in force, lay-offs, early retirement programs, severance programs or other programs or efforts concerning the termination of employment of employees of the Company or its Subsidiaries, other than routine employee terminations in the ordinary course of business and consistent with past practice;

(n)                           there have been no actions or omissions which (i) constitute a violation of any material Company Permit, which violations would result in or would reasonably be likely to result in, individually or in the aggregate, the modification, suspension, cancellation, termination of any one or more material Company Permit or otherwise have or would reasonably be likely to adversely affect any material customer or client contract or relationship or the nature or level of discipline imposed on account of future violations of the Laws applicable to the Company and Amalco or (ii) would (or would reasonably be likely to) materially impede, delay, hinder or make more burdensome for Amalco or Parent to obtain and maintain any and all authorizations, approvals, consents or orders from any Governmental Entity or other third party necessary or required to maintain the Company Permits in effect at all times following the Amalgamation on the same terms as in effect on the date of this Agreement;

(o)                           there have been no entries into any new material lines of business;

(p)                           there has been no failure to maintain with current or other financially responsible insurance companies insurance on the Company’s or its Subsidiaries’ assets, tangible and intangible, and their respective businesses in such amounts and against such risks and losses as are consistent with past practice and standard practice in the Company’s industry;

(q)                           there has been (i) no materially amended Tax Returns or claims for refund filed, (ii) no making or rescission of any material Tax election or other failure to prepare all Tax Returns in a manner which is consistent with the past practices of the Company and each Subsidiary of the Company, as the case may be, with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency (A) did not, would not, or may not materially increase Parent’s, the Company’s or any of the Company’s Subsidiaries’ liability for Taxes for any period or (B) is or was required by Law, (iii) no incurrence of any material liability for Taxes other than in the ordinary course of business, or (iv) no settlement or closing agreement with a taxing authority that materially increases or would reasonably be likely to materially increase the Tax liability of the Company or any of its Subsidiaries for any period entered into;

(r)                            there has been no material change by the Company or any of its Subsidiaries in any accounting practices, policies or procedures or any methods of reporting income, deductions or other items for income tax purposes; and

(s)                           there has been no material damage, destruction or loss (whether or not covered by insurance) to the Company’s or any of its Subsidiaries’ tangible or intangible property or assets, including software or systems.

Section 4.8.            Taxes.

(a)                           Tax Returns.  Except as set forth in Section 4.8(a) of the Company Disclosure Letter, the Company, each of its Subsidiaries and each affiliated group (within the meaning of Section 1504(a) of the Code) or consolidated, combined, or unitary group (under state or local law) of which the Company or any such Subsidiary is or has been a member (each, an “Affiliated Group”) have timely filed or caused to be timely filed with the appropriate taxing authorities all Tax Returns that are required to be filed by, or with respect to, the Company, each Subsidiary and each Affiliated Group and such returns are correct in all material respects.

(b)                           Payment of Taxes.  The tax accounts of the Company reflected in the Company Financial Statements are true and complete in all material respects.  All Taxes imposed with respect to the income, assets or operations of the Company or any of its

Subsidiaries for all taxable years or other taxable periods that end on or before the Closing Date have been either timely paid or will be timely paid in full on or prior to the Closing Date or accrued and adequately disclosed and fully provided for in the 2003 Balance Sheet in accordance with GAAP.  The Company has made installments of Taxes as of and when required with respect to any taxable year or other taxable period beginning before and ending on or after the Closing Date, neither the Company nor any of its Subsidiaries nor any Affiliated Group has incurred any Tax liability outside of the ordinary course of business with respect to the portion of such taxable year or other taxable period ending on and including the Closing Date.

(c)                           Other Tax Matters.

(1)           Neither the Company nor any of its Subsidiaries nor any Affiliated Group is currently the subject of an audit or other examination of Taxes by the tax authorities of any nation, province, territory, state or locality, (ii) no such audit or other examination is pending, or to the Company’s Knowledge, threatened and (iii) neither the Company nor any of its Subsidiaries has received any written notice from any taxing authority relating to any issue which could have an adverse effect on the Tax liability of the Company or any of its Subsidiaries.

(2)           Neither the Company nor any of its Subsidiaries (i) has entered into an agreement or waiver that will be in effect as of the Closing Date or been requested to enter into an agreement or waiver extending any time limitation or statute of limitations relating to the filing of any Tax Return, the assessment, payment or collection of Taxes of the Company or any of its Subsidiaries, or (ii) is presently contesting the Tax liability of the Company or any of its Subsidiaries in any administrative or judicial proceeding.

(3)           Neither the Company nor any of its Subsidiaries has been included in any Affiliated Group with any Person (other than the Company or any current Subsidiary thereof) for any taxable period for which the statute of limitations has not expired.

(4)           All Taxes which the Company and each or any of its Subsidiaries is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(5)           No claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(6)           There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or affiliate thereof (other than Parent and its affiliates) and any other party under which Parent, Subco, the Company or any of the Company’s Subsidiaries could be liable for any Taxes or other claims of, or could otherwise have any liability or obligation to, any party after the Closing Date.

(7)           Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, province, territory, state or locality.

(8)           No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

(9)           Neither the Company nor any of its Subsidiaries is a party to any agreement that would require (including as a result of the execution and delivery of this Agreement or the consummation of the Amalgamation or any of the other transactions contemplated by this Agreement) the Company or any of its Subsidiaries or any affiliate thereof to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code or that would not be deductible pursuant to Section 162(m) of the Code or the corresponding Tax Laws of any nation, province, territory, state or locality.

(10)         The Company and each of its Subsidiaries have delivered to Parent and Subco true, complete and correct copies of each of the Tax Returns for income Taxes filed on behalf of the Company and each of its Subsidiaries for the 1999 tax year and all subsequent tax years.

(11)         The non-capital losses (as defined in the ITA) of the Company and each of its Subsidiaries, in the aggregate, are equal to or exceed the amounts listed in Company Audited Financial Statements.

(12)         There are (i) no deferred intercompany transactions between the Company and any of its Subsidiaries or between the Company’s Subsidiaries and there is no excess loss account (within the meaning of Treasury Regulations Section 1.1502-19 with respect to the stock of the Company or any of its Subsidiaries) which will or may result in the recognition of income upon the consummation of the transaction contemplated by this Agreement, and (ii) no other transactions or facts existing with respect to the Company and/or its Subsidiaries which by reason of the consummation of the transaction contemplated by this Agreement will result in the Company and/or its Subsidiaries recognizing income.

(13)         No indebtedness of the Company or any of its Subsidiaries consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

Section 4.9.            Title to Properties; Owned and Leased Real Properties; No Liens.

(a)           Except as set forth on Section 4.9(a) of the Company Disclosure Letter, the Company has all assets, properties, rights and Contracts necessary to permit the Company to continue to conduct its business in the same manner as it is currently being conducted.  The Company and each of its Subsidiaries has good and marketable, valid leasehold interests in, (i) all of its material tangible properties and assets (real and personal), including all such properties and assets reflected in the 2003 Balance Sheet, except as indicated in the notes thereto or as sold or otherwise disposed of in the ordinary course of business after such date, or, with respect to the Pleasanton and Markham premises, as dealt with under the agreements referenced in Section 7.2(i), and (ii) all the material tangible properties and assets that have been purchased by the Company or any of the Subsidiaries since March 31, 2003 (the date of the 2003 Balance Sheet), except for such properties and assets that have been sold or otherwise disposed of in the ordinary course of business, in each case subject to no Liens, except for Permitted Liens.

(b)           The Company has no Owned Real Property.

(c)           Section 4.9(c) of the Company Disclosure Letter sets forth a complete and correct list of the addresses of all Leased Real Property.  The Company or one of its Subsidiaries has a valid leasehold interest in all Leased Real Property, free and clear of any and all Liens except for Permitted Liens.  Each lease with respect to the Leased Real Property is in full force and effect in accordance with its terms in all material respects; in each case, the Company or its Subsidiary, as applicable, has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder in any material respect, and there exists no default or event, occurrence, condition or act (including the Amalgamation and transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition (including the Transactions), would become a default in any material respect under such lease.  Neither the Company nor any of its Subsidiaries has violated any of the terms or conditions under any such lease in any material respect, and, to the Company’s Knowledge, all of the covenants to be performed by any other party under any such lease have been fully performed in all material respects.  The Company has, prior to the date of this Agreement, made available to Parent true, complete and correct copies of each lease or other agreement (including, in each case, any and all amendments, modifications and supplements thereto) with respect to each Leased Real Property.

(d)           All of the Company’s and its Subsidiaries’ personal property, including all computers, electronics, leasehold improvements, furnishings, machinery and equipment, is in good repair, has been well maintained, substantially complies with all applicable Laws and all computers, electronics, machinery and equipment is in good working order.

(e)           Neither the Company nor any of its Subsidiaries is obligated to undertake or pay for the restoration or removal of any alterations or improvements or the repair of any damages (including any such damages arising from lapses of maintenance) with respect to any Leased Real Property in excess of $10,000 in the aggregate except to the extent that such restoration, removal, alteration, improvement or repair is specifically provided for on the 2003 Balance Sheet or under the agreements referenced in Section 7.2(i).

Section 4.10.          Intellectual Property.

(a)           Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of all of the (i) Registered or Owned Intellectual Property (each identified as a Patent, Trademark, Trade Secret, Copyright or Other Proprietary Right, as the case may be) and (ii) Intellectual Property Contracts (other than Customer Agreements and agreements concerning Third Party Software).

(b)           All Business Intellectual Property is valid, subsisting and enforceable.  No Owned Intellectual Property has been abandoned or canceled (excepting any expirations in the ordinary course), adjudicated invalid or unenforceable, or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the Company’s or the Subsidiaries’ rights thereto.  To the Company’s Knowledge, no Licensed Intellectual Property has been abandoned or canceled (excepting any expirations in the ordinary course), adjudicated invalid or unenforceable, or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the Company’s or the Subsidiaries’ rights thereto.  The Owned Intellectual Property has been marked where appropriate with notices and legends as permitted by Federal and State laws or otherwise permitted to indicate the Company’s or the Subsidiaries’ patent, trademark, copyright, confidential, proprietary, and other Intellectual Property rights in such Owned Intellectual Property.

(c)           The Company and the Subsidiaries own or have the right to use all Intellectual Property used or contemplated to be used in the business of the Company and the Subsidiaries in accordance with their current business plans.  All such rights are free of all Liens and, except as set forth in Section 4.10(c) of the Company Disclosure Letter, are fully assignable by the Company and the Subsidiaries to any Person, without payment, consent of any Person or other condition or restriction.  The Business Intellectual Property constitutes all Intellectual Property necessary to operate the business of the Company and the Subsidiaries as currently conducted and as currently contemplated to be conducted in accordance with their current business plans.  No Person other than the Company has any ownership interest in, or a right to receive a royalty or similar payment with respect to, any of the Owned Intellectual Property.

(d)           No suit, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation or other proceeding (collectively, “Suit”) is pending concerning any claim or position that the Company or the Subsidiaries have violated any Intellectual Property rights.  No claim has been threatened or asserted against the Company or the Subsidiaries or, to the Company’s Knowledge, any of their indemnitees for violation of any Intellectual Property rights.  To the Company’s Knowledge, the Company and the Subsidiaries are not violating and have not violated any Intellectual Property rights.

(e)           No Suit is pending concerning any Intellectual Property Contract, including any Suit concerning a claim or position that the Company or the Subsidiaries or another Person has breached any Intellectual Property Contract or that any Intellectual Property Contract is invalid or unenforceable.  No such claim has been threatened or asserted.  The Company and the Subsidiaries are in compliance with, and have conducted their business so as to comply with, all terms of all Intellectual Property Contracts.  There exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by the Company or the Subsidiaries or, to the Company’s Knowledge, another Person under any Intellectual Property Contract.  Each Person who is a party to any Intellectual Property

Contract had and has all rights, power and authority necessary to enter into, be bound by and fully perform such Intellectual Property Contract.  No party to any Intellectual Property Contract has given the Company or the Subsidiaries notice of its intention to cancel, terminate or fail to renew any Intellectual Property Contract.  The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any Person the right to terminate or modify any Intellectual Property Contract.

(f)            No Suit is pending concerning the Owned Intellectual Property, including any Suit concerning a claim or position that the Owned Intellectual Property is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the Company or the Subsidiaries.  No such claim has been threatened or asserted.  To the Company’s Knowledge, no valid basis for any such Suits or claims exists.

(g)           To the Company’s Knowledge, no Suit is pending concerning the Licensed Intellectual Property, including any Suit concerning a claim or position that the Licensed Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the licensor of such Intellectual Property.  No Suit is pending concerning the right of the Company or the Subsidiaries to use the Licensed Intellectual Property, including any Suit concerning a claim or position that such right has been violated or is invalid, unenforceable, not owned or not owned exclusively by the Company or the Subsidiaries.  To the Company’s Knowledge, no such claims have been threatened or asserted and no valid basis for any such Suits or claims exists.

(h)           Except as set forth in Section 4.10(h) of the Company Disclosure Letter, to the Company’s Knowledge, no Person is violating any Business Intellectual Property.

(i)            The Registered Owned Intellectual Property is in good standing and the Company and the Subsidiaries have timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all Registered Owned Intellectual Property.  Except as set forth in Section 4.10(i) of the Company Disclosure Letter, no due dates for filings or payments concerning the Registered Owned Intellectual Property (including office action responses, affidavits of use, affidavits of continuing use, renewals, requests for extension of time, maintenance fees, application fees and foreign convention priority filings) fall due within ninety (90) days of the Closing Date, whether or not such due dates are extendable.  The Company and the Subsidiaries are in compliance with the applicable rules and regulations of such agencies with respect to Registered Owned Intellectual Property.  All documentation necessary to confirm and effect the Company’s and the Subsidiaries’ ownership of Owned Intellectual Property, if acquired from other Persons, has been recorded in the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office and other official offices, as appropriate.

(j)                            The Company and the Subsidiaries have taken all reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in their businesses (collectively, “Business Trade Secrets”) (including entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to the Business Trade Secrets).  Except as set forth in Section 4.10(j) of the Company Disclosure Letter, none of the Business Trade Secrets have been disclosed to any Person other than

Company and Subsidiary employees, Company and Subsidiary customers (but only with respect to the disclosure of source code under Customer Agreements), or Company and Subsidiary contractors who had a need to know and use such Business Trade Secrets in the ordinary course of employment or contract performance and who executed appropriate confidentiality agreements prohibiting the unauthorized use or disclosure of such Business Trade Secrets and containing other terms as reasonably necessary or appropriate for the protection and maintenance of such Business Trade Secrets.

(k)                           To the Company’s Knowledge, no current or former Company or Subsidiary employee is or was a party to any confidentiality agreement and/or agreement not to compete that restricts or forbids, or restricted or forbade at any time during such employee’s employment by the Company or a Subsidiary such employee’s performance of the Company’s or the Subsidiaries’ business, or any other activity that such employee was hired to perform or otherwise performed on behalf of or in connection with such employee’s employment by the Company or a Subsidiary.

(l)                            No consents are required in order for the Intellectual Property (or, to the extent sub-licensed, Licensed Intellectual Property) to be licensed or sub-licensed to any third party.

(m)                          To the Company’s Knowledge, the conduct of the Company’s business does not involve any infringement, misuse or misappropriation of any Intellectual Property rights of third parties.

(n)                           All of the Owned Intellectual Property and, to the Company’s Knowledge, all of the Licensed Intellectual Property, is subsisting, and to the Company’s Knowledge, none of the Owned Intellectual Property or the Licensed Intellectual Property is invalid or unenforceable.  To the Company’s Knowledge, no infringement, misuse or misappropriation of the Owned Intellectual Property has occurred.

(o)                           Copies of all license and maintenance agreements for the Third Party Software have been made available by the Company to Parent and Subco, except in respect of Third Party Software that is shrink-wrapped software and that is purchased off-the-shelf by the Company.

Section 4.11.          Products.  Except as set forth in Section 4.11(a) of the Company Disclosure Letter, the Company is the sole and exclusive owner of the Products and all constituent parts thereof (excluding any Third Party Software contained therein).

(b)                           Section 4.11(b) of the Company Disclosure Letter contains a true and complete list of all Third Party Software, separated into the following categories and sub-categories:  (i) Third Party Software that is incorporated into Products that is (A) embedded in one or more Products, or (B) separate from the Products (i.e., an add-on Product) that is sold or licensed (bundled) together with one or more Products, and (ii) Third Party Software not licensed by the Company or the Subsidiaries to customers but used internally by the Company or the Subsidiaries.

(c)                           The versions of the Products that have been generally commercially released perform substantially in accordance with the Ancillary Product Materials and meet all contractual terms and written warranties provided to any customers who purchase or license, or have purchased or licensed, such Products from the Company, Subsidiaries or their agents.  To the Company’s Knowledge, the Products do not contain any Disabling Devices.

(d)                           The source code for the Products that have been generally commercially released will compile into executable object code and such executable object code is capable of substantially performing the functions described in the Ancillary Product Materials.  The source code, Ancillary Product Materials and other Documentation, to the extent pertaining to the Products are accurate and sufficiently documented to enable a Computer Software developer of reasonable skill to understand, modify, repair, maintain, compile and otherwise use the material aspects of the Products.  The Company or the Subsidiaries have taken commercially reasonable steps to protect the source code for the Products as Trade Secrets of the Company or the Subsidiaries.

(e)                           Section 4.11(e) of the Company Disclosure Letter contains (i) true and complete copies of the Company’s current versions of its standard Customer Agreements, and all material deviations thereto; (ii) a true and complete list of customer names for all Customer Agreements (and the Company has provided or made available copies of the Customer Agreements for the top 10 revenue generating customers); and (iii) a true and complete list of all other agreements pursuant to which the Company or the Subsidiaries is obligated to provide support services with respect to the Products (and the Company has provided or made available copies of all such other agreements).

(f)                            Except as set forth in Section 4.11(f) of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has granted to any Person, and no Person, other than the Company (including any independent contractors who have performed services for the Company or the Subsidiaries), holds any rights in, or licenses to produce, support, maintain, modify, distribute, license, sublicense, sell, use in development or otherwise use, any of the Products.  There are no exclusive arrangements between the Company or any of the Subsidiaries and any other Person to license, sublicense, sell, use or distribute any of the Products.  Section 4.11(f) of the Company Disclosure Schedule sets forth a true and complete list of all agreements by the Company or the Subsidiaries with resellers of the Products and all agreements pursuant to which the Company or the Subsidiaries are resellers of products.

(g)                           No Person has a license to use or the right to acquire a license to use any future version of the Products, except for customer rights to obtain licenses to future versions of the Products pursuant to existing Customer Agreements, and nothing restricts the Company’s or any of the Subsidiaries’ ability to charge its customers for any such new version, other than such Customer Agreements.

(h)                           No agreement pursuant to which the Company or any of the Subsidiaries has licensed the use of the Products to any third party obligates the Company or any of the Subsidiaries to develop and provide any specific improvement, enhancement, change in functionality or other alteration in the performance of the Products beyond the Company’s current Products.

Section 4.12.          Agreements, Contracts and Commitments.  Section 4.12 of the Company Disclosure Letter contains a list of each of the following contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (collectively, the “Company Material Contracts”):

(a)                           Contracts, express or implied, with any current or former employee, director or officer of, or consultant of or to, the Company or any of its Subsidiaries under which the Company or its Subsidiaries may have ongoing or future payment obligations for services rendered or to be rendered;

(b)                           Contracts that involve the performance of services of an amount, payments or value (as measured by the revenue derived therefrom during the fiscal year ended March 31, 2003) in excess of $50,000 annually, unless terminable by the Company on not more than 30 days notice without material penalty;

(c)                           Contracts (i) for the sale of assets of the Company or any of its Subsidiaries involving aggregate consideration of $50,000 or more (other than licenses of Products in the ordinary course of business), or (ii) for the grant to any Person of any preferential rights to purchase any material amount of assets or any material asset of the Company or any of its Subsidiaries;

(d)                           Contracts for the acquisition, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner having the same or similar effect, any business or any Person or assets of any Person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice);

(e)                           Contracts (including loan agreements, credit agreements, notes, bonds, mortgages or other agreements, indentures or instruments) relating to indebtedness for borrowed money, letters of credit, the deferred purchase price of property, conditional sale arrangements, capital lease obligations, obligations secured by a Lien, or interest rate or currency hedging activities (including guarantees, indemnifications or other contingent liabilities in respect of any of the foregoing but in any event excluding trade payables arising in the ordinary course of business consistent with past practice, intercompany indebtedness shown on the 2003 Balance Sheet and immaterial leases for telephones, copy machines, facsimile machines and other office equipment);

(f)            Loans or advances to (other than advances to employees in respect of travel and entertainment expenses in the ordinary course of business in amounts of $10,000 or less to any individual on any date of determination, and $50,000 in the aggregate on any date of determination), or investments in, any Person, other than the Company or a Subsidiary, or any Contracts relating to the making of any such loans, advances or investments or any Contracts involving a sharing of profits (except for bonus arrangements with employees entered into in the ordinary course of business consistent with past practice);

(g)           Contracts relating to any joint venture, partnership, strategic alliance profit sharing arrangement or other association of any kind (including any franchising agreement); any

Contract under which the Company agrees to carry on any part of its business or any other activity in such manner or by which the Company agrees to share any revenues or profit with any Person;

(h)           Contracts to be performed relating to capital expenditures with a value in excess of $10,000 in any fiscal year, or in the aggregate capital expenditures with a value in excess of $50,000;

(i)            Contracts relating to any Company Permits;

(j)            Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

(k)           Contracts containing covenants purporting to restrict the Company or any of its Subsidiaries or its or their affiliates from competing with or otherwise restraining, limiting or impeding the Company’s or any of its Subsidiaries’ ability to compete with, any Person or conduct any business or line of business or which restrict any other Person from competing with the Company, any of its Subsidiaries or any of its or their affiliates;

(l)            Contracts which are material to the Company or any of its Subsidiaries and which restrict the Company or any of its Subsidiaries from disclosing any information concerning or obtained from any other Person (other than Contracts entered into in the ordinary course of business);

(m)          Contracts or commitments to pay any royalty, license fee or management fee; and

(n)           Contracts that contain minimum annual purchase obligations (take-or-pay) or that contain penalties or repricing provisions (e.g., “retroactive discounts”) if certain minimum quantities are not purchased.

Each Company Material Contract is in full force and effect, is a valid and binding obligation of the Company or the Subsidiary of the Company party thereto and, to the Company’s Knowledge, each other party thereto.  There exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) on the part of the Company or any Subsidiary or, to the Company’s Knowledge, on the part of any other party to any Company Material Contract that, with the giving of notice or the lapse of time or both, would become a default or event of default under any Company Material Contract.

Section 4.13.          Litigation and Governmental Directives.

(a)           There are no Actions or Proceedings pending against or, to the Company’s Knowledge, threatened against or binding upon or materially adversely affecting or which could materially adversely affect the Company or any of its Subsidiaries, or any of their respective properties or rights, or seeking to prevent the transactions contemplated by this Agreement.

(b)           Neither the Company nor any of its Subsidiaries is a party to any Governmental Directive mandating or prohibiting any conduct by any of them or subject to any commitment letter or similar undertaking executed in connection with any such Governmental Directive or has adopted any board resolution with respect to any Governmental Directive.

(c)           There are no outstanding orders, notices or similar requirements relating to the Company or any of its Subsidiaries issued by any building, environmental, fire, health, labor or police authorities or from any other federal, provincial, territorial, state or municipal authority and there are no matters under discussion with any such authorities relating to order, notices or similar requirements.

Section 4.14.          Environmental Matters.

(a)           The operations of the Company and its Subsidiaries are in material compliance with Environmental Laws.

(b)           Each of the Company and its Subsidiaries has obtained, holds in good standing and is in material compliance with all Company Permits and Governmental Approvals required under Environmental Laws.

(c)           Neither the Company nor any of its Subsidiaries has received any environmental directive or notice regarding any actual or alleged violation of any Environmental Law or actual or potential liability arising under any Environmental Law in connection with the operation of the Company’s business or the use, operation or occupation of the Leased Real Property.

(d)           To the Company’s Knowledge, there are no and have been no substances defined as hazardous under any Environmental Laws, or any underground storage tanks (“USTS”), above-ground storage tanks (“ASTS”), polychlominated biphenylys (“PCBS”), asbestos-containing materials (“ACMS”) at, or under the Leased Real Property during the term of the Company’s use, occupation or operation of the Leased Real Property or as a result of the operation of its business.

(e)           There has been no Release to the environment of any substances defined hazardous under any Environmental Law associated with any Company operations at any of the properties operated by the Company and its Subsidiaries while such properties were owed, used, occupied or operated by the Company or any of its Subsidiaries.

(f)            No claims have been asserted against the Company or any of its Subsidiaries under any Environmental Law (“Environmental Claims”), nor has the Company or any of its Subsidiaries received written notice of any threatened or pending Environmental Claims against the Company or any of its Subsidiaries and, to the Company’s Knowledge, there is no valid basis for any such Environmental Claim.

Section 4.15.          Employee Benefit Plans.

(a)           Section 4.15 of the Company Disclosure Letter sets forth a true, complete and correct list of all Benefit Plans.  The Benefit Plans comply substantially, and where applicable are registered in accordance, with the requirements of all applicable Laws and each

Benefit Plan has been operated, maintained and administered in substantial compliance with its terms, applicable Laws and administrative guidelines issued by regulatory authorities.

(b)           There are no pending, nor has the Company or any of its Subsidiaries received notice of any threatened, Actions or Proceedings, against the Company or any of its Subsidiaries, the funding agent, the insurers or the fund relating to any Benefit Plan or otherwise involving any of the Benefit Plans and their assets.

(c)           All employer and employee payments, contributions and premiums required to be made in connection with the Benefit Plans under applicable Laws or their terms as of the date of this Agreement have been made or provided for.

(d)           Any U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or has remaining under applicable Law a period of time in order to obtain such determination of qualification and no Benefit Plan has been amended since the effective date of its most recent determination letter prior to the end of its remedial amendment period, in any respect that would result in its disqualification.  Except as otherwise set forth in Section 4.15(d) of the Company Disclosure Letter, each U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code.  Neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has any liability (contingent or otherwise) under Title IV of ERISA (other than for the payment of premiums, none of which are overdue) or has incurred or expects to incur any liability in connection with an “accumulated funding deficiency” within the meaning of Section 412 of the Code, whether or not waived.  Neither the Company nor any of its Subsidiaries has incurred or expects to incur any material liability with respect to its Benefit Plans (including additional contributions, fines, taxes or penalties) or operate any Benefit Plan that is a “group health plan” (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“COBRA”).  No reportable event (as defined in Section 4043(c) of ERISA) has occurred or is expected to occur with respect to any Pension Plan.  Neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has incurred any withdrawal liability with respect to a “multiemployer plan” under Title IV of ERISA and no event or condition has occurred which would be expected to cause the Company, any Subsidiary of the Company, or any ERISA Affiliate to incur such withdrawal liability.  The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any U.S. Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness or indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employees of the Company or any of its Subsidiaries (whether or not any such payment would constitute a “parachute payment” or “excess parachute payment” within the meaning of Section 280G of the Code).  Neither the Company, any Subsidiary of the Company nor any of their ERISA Affiliates has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA with respect to any U.S. Benefit Plan, or has engaged in a “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA).

(e)                                  Except as set forth in Section 4.15(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, nor any Affiliate of the Company maintains or is required to contribute to any Foreign Pension Plan to which the Company would have any liability.

(f)                                    Except as required under Section 4980B of the Code or other applicable Law or disclosed in Section 4.15(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligation to provide post-retirement or post-termination of employment, health or life benefits to current or former employees.  Any continuation coverage provided under any welfare benefits plan complies with Section 4980B of the Code or other applicable Law and is at the expense of the participant or beneficiary.

(g)                                 Any terminated Benefit Plan has been terminated in accordance with its terms and applicable Laws and all benefits under any such terminated Benefit Plan have been made in accordance with its terms and applicable Laws.

(h)                                 Each Benefit Plan may be amended or terminated at any time after the Closing Date without liability to the Company.

(i)                                     The Company has provided or made available to Parent and Subco true, complete and up-to-date copies of the Benefit Plans and each Executive Agreement, together with all amendments thereto, and to the extent applicable (i) all current and past summary plan descriptions; (ii) the annual report on Internal Revenue Service Form 5500-series, including any attachments thereto, for each of the last two plan years; (iii) the most recent accountant’s report, if any; (iv) the most recent Internal Revenue Service determination letter if applicable, and if not evidence of any application in respect thereof; (v) the two most recent actuarial reports, if any; (vi) the most recent financial statements, if any; (vi) all contracts relating to Benefit Plans with respect to which the Company or any of its Subsidiaries may have any liability, including insurance contracts, investment management contracts, subscription and participation agreements, record keeping agreements and other services agreements.

(j)                                     All contracts in respect of the Benefit Plans are valid and the Company or any of its Subsidiaries, or following the Amalgamation becoming effective, the Parent or Amalco, can enforce such contracts or cause such contracts to be enforced.

(k)                                  Except as permitted by the Benefit Plans, their applicable funding agreements and applicable Laws, there has been no withdrawal of assets or any other amounts from any of the Benefit Plans other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions to plan members and permitted payments of reasonable expenses incurred by or in respect of such Benefit Plans.

(l)                                     All employer contribution holidays have been permitted by the terms of the Benefit Plans and have been in accordance with applicable Laws.

(m)                               No order has been made or notice given pursuant to any applicable Laws requiring (or proposing to require) the Company or any of its Subsidiaries to take (or refrain from taking) any action in respect of any Benefit Plan, and no event has occurred and no condition or circumstance exists that has resulted or, could reasonably result in any Benefit Plan

(i) being ordered or required to be terminated or wound-up in whole or in part, (ii) have its registration under any applicable Laws refused or revoked, (iii) being placed under the administration of any trustee or any regulatory authority or (iv) being required to pay any material taxes or penalties under any applicable Laws.

(n)                                 Except as disclosed in Section 4.15(n) of the Company Disclosure Letter, all of the Benefit Plans are fully funded in accordance with their terms and all applicable Laws and generally accepted actuarial principles and practices.

(o)                                 No event has occurred and there has been no failure to act on the part of the Company or any of its Subsidiaries, or to the Company’s Knowledge, on the part of any funding agent or any administrator of any of the Benefit Plans that could subject the Company or any of its Subsidiaries, following the Amalgamation becoming effective the Parent or Amalco, or the fund of any Benefit Plan to the imposition of any tax, penalty or other disability with respect to any Benefit Plans, whether by way of indemnity or otherwise.

(p)                                 Neither the Company nor any of its Subsidiaries has any obligation in respect of any Benefit Plans that are multi-employer pension plans or multi-employer benefit plans except contribution obligations as are set out in the collective agreements provided to Parent and Subco.

(q)                                 None of the Benefit Plans require or permit a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any self-insured Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

Section 4.16.                             Compliance with Laws.  Neither the Company nor any of the Subsidiaries are in material violation of, nor have any of them received any notice alleging any such violation with respect to, any applicable provisions of any Laws applicable to the conduct of their businesses or the ownership or operation of their properties or assets.  No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, has any Governmental Entity indicated an intention to conduct the same.

Section 4.17.                             Permits and Licenses.  The Company and each of the Subsidiaries have obtained and have complied with, and are in compliance with, all material Company Permits and there has not occurred any default under any such Company Permit and no Action or Proceeding has been filed or commenced against any of them alleging any failure to so comply.  Set forth on Section 4.17 of the Company Disclosure Letter is a description of any oral or written understandings or waivers between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other, with respect to any Company Permit.

Section 4.18.                             Labor Matters.

(a)                                  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or collective agreement, contract or other agreement or understanding with a trade union, council of trade unions, employee bargaining agency, affiliated bargaining agency or labor union organization.  There is no actual, pending or threatened labor strike or dispute, walkout, work stoppage, slowdown, picketing, hand billing, boycott, arbitration, grievance, complaint, charge or similar labor related dispute, lockout or organizational effort involving employees of the Company or any of its Subsidiaries, and there have not been any such activities or disputes or proceedings within the last year.  There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries, either actual, pending or threatened; no union, council of trade unions, employee bargaining agency, affiliated bargaining agency or labor organization is currently certified, or otherwise asserts bargaining rights or a representation question with respect to any employees of the Company or any of its Subsidiaries, has applied to be certified or has applied to have the Company or any of its Subsidiaries declared a related employer or a successor employer pursuant to applicable labor relations legislation.

(b)                                 There are no occupational health and safety claims or complaints against the Company or any of its Subsidiaries and there are no actual, pending or threatened prosecutions under applicable occupational health and safety legislation against the Company, any of its Subsidiaries or their respective supervisors and there have been no such prosecutions.

(c)                                  Neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act or other applicable employment/labor legislation including, but not limited to, the ESA) affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or any Subsidiary; (ii) a “mass layoff” (as defined in the WARN Act or other applicable employment/labor legislation including, but not limited to, the ESA) affecting any site of employment or facility of the Company or any of its Subsidiaries; (iii) a layoff or termination of 50 or more employees at an establishment, within the meaning of the ESA, in the same four week period; or (iv) a severance, within the meaning of the ESA, of 50 or more employees at an establishment within a six-month period as a result of a permanent discontinuance of all or part of the business; nor has the Company and/or any Subsidiary been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, provincial or local Law; and none of the affected employees has suffered an “employment loss” (as defined in the WARN Act) since ninety days prior to the date hereof.  Neither the Company nor any of its Subsidiaries has incurred any material liability under the WARN Act or similar state, local or provincial local Laws including, but not limited to, the ESA which remains unpaid or unsatisfied.

(d)                                 The Company and its Subsidiaries are in substantial compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended and all other applicable immigration Laws and all related regulations promulgated thereunder.

(e)                                  Except as set forth in Section 4.18(e) of the Company Disclosure Letter, there are no complaints, charges, grievances or other claims against the Company or any of its Subsidiaries actual, pending, or to the Company’s Knowledge, threatened to be brought or filed, with any authority, including a court, commission, board or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or any individual by the Company.

(f)                                    The Company and its Subsidiaries are in material compliance with all laws governing the employment of its employees, including, but not limited to, all such federal, state, provincial, and local laws relating to wages, hours, holidays, overtime, vacation, collective bargaining, discrimination, retaliation, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and similar taxes.  Neither the Company nor any of its Subsidiaries is aware of any complaint by an employee, consultant or dependent or independent contractor or has conducted any internal investigation regarding conduct that may constitute a violation of any federal, state, provincial or local law governing employment.

(g)                                 Since March 31, 2003 (the date of the 2003 Balance Sheet), no officer or employee of the Company or any of its Subsidiaries has given or received notice to terminate his employment.

(h)                                 There are no officers or employees of the Company or any of its Subsidiaries who are on secondment, maternity leave or absent on grounds of disability, military or other leave of absence (other than normal holidays and vacations or absence of no more than one week due to illness).

(i)                                     All salaries and wages and other benefits, bonuses and commissions of all directors, officers or employees of the Company and its Subsidiaries have, to the extent due, been paid or discharged in full, including but not limited to all payments set forth or refrenced in the Employment Agreements and due under the incentive compensation plan, the sales commission plan and the retention bonus plan.

(j)                                     The Company and its Subsidiaries have not entered into any agreement and no event has occurred which may involve the Company and its Subsidiaries in the future acquiring any undertaking or part of one such that the Transfer Regulations may apply thereto.

(k)                                  The Company and its Subsidiaries have complied with their obligations, if any, to inform and consult with trade unions and other representatives of workers and to send notices to relevant governmental officials.

(l)                                     The Company and its Subsidiaries have maintained adequate and suitable records as required by law regarding the employment of their directors, officers and employees and such records and record keeping practices substantially comply with requirements of data protection legislation regarding the processing and storage of personal data on individuals.

(m)                               All employees of the Company and U.S. Subsidiaries have signed employment agreements that contain a confidentiality and assignment of inventions provision.  The Company has provided or made available to the Parent and Subco true and complete copies of each employment agreement and amendments and schedules thereto (collectively the “Employment Agreements”).

(n)                                 Except as set forth in Section 4.18(n) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written:  (i) agreement with any executive officer or employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the payment or terms of which are accelerated or materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, or with respect to the premiums therefor, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(o)                                 Neither the Company nor any of its Subsidiaries has extended a loan that is currently outstanding to any employee, except for advances in respect of travel and entertainment expenses in the ordinary course of business.

(p)                                 Section 4.18(p) of the Company Disclosure Letter sets out:

(i)                                     the names of all employees or consultants of the Company and any of its Subsidiaries;

(ii)                                  their annual salary or remuneration;

(iii)                               their job title;

(iv)                              their total length of employment or service, including any prior employment as disclosed in the records of the Company and any of its Subsidiaries that would affect calculation of years of service for purposes of benefit entitlement (including statutory notice or statutory notice or statutory severance pay) or pension entitlement;

(v)                                 the length of any consulting contract;

(vi)                              whether the employees are union or non-union; and

(vii)                           other terms and conditions of their employment (other than Benefit Plans.)

(q)                                 All vacation pay for employees of the Company and any of its Subsidiaries is properly reflected and accrued in the books and accounts of the Company and all of its subsidiaries.

(r)                                    The Company and any of its Subsidiaries have prepared and posted pay equity plans in accordance with applicable Law for all employees of the Company and any of its Subsidiaries and have made all necessary adjustments pursuant to such pay equity plans.

(s)                                  Any pre-start health and safety reviews have been conducted and written reports have been obtained and are being maintained by the Company and any of its Subsidiaries, in accordance with the requirements of applicable occupational health and safety legislation and where an exemption to such requirements apply, documents establishing the exemption are being maintained as required.

Section 4.19.                             Insurance.  Section 4.19 of the Company Disclosure Letter sets forth the material insurance coverages maintained by the Company and its Subsidiaries.  The

Company has made available to Parent and Subco copies of all material insurance policies which are owned by the Company or its Subsidiaries or which name the Company or any of its Subsidiaries as an insured, additional insured or loss payee (including those pertaining to the Company’s or any of its Subsidiaries’ assets, employees or operations) (collectively, the “Insurance Policies”) and (a) each of the Insurance Policies is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full and cover against the risks of the nature normally insured against by entities in the same or similar lines of business as the Company and its Subsidiaries in coverage amounts typically and reasonably carried by such entities, (b) none of the Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of the transactions contemplated by this Agreement, (c) each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party, (d) no insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such Insurance Policy or indicated any intent to do so or not to renew any such Insurance Policy and (e) all material claims under the Insurance Policies have been filed in a timely fashion.

Section 4.20.                             Information in Company Circular.  The Company has delivered all notices and disclosure that is required under applicable Law in respect to the Transactions.  The Company Circular complies in all material respects with all applicable Laws.

Section 4.21.                             Brokers.  No agent, broker, Person or firm acting on behalf of the Company or any of its Subsidiaries other than Updata Capital, Inc. (“Updata”) is or will be entitled to any advisory commission or broker’s or finder’s fee from any of the Parties (or their respective Affiliates) in connection with this Agreement or any of the transactions contemplated hereby.  All amounts paid, or which are or will be payable, to Updata arising out of or in connection with this transaction are set forth on Section 4.21 of the Company Disclosure Letter.

Section 4.22.                             Voting Requirements.

(a)                                  The approval of the Articles of Amendment requires the affirmative vote of (i) at least two-thirds of each of the Company Common Shares, the Class A Shares, the Class B Shares, the Class C-1 Shares, the Class C-2 Shares and the Class D Shares, duly represented in person or by proxy at the Company Meeting, in each case voting separately as a class, (ii) holders of more than two-thirds of the Company Preferred Shares, voting together as a single class, (iii) the holders of at least two-thirds of the outstanding Class B Shares, (iv) the holders of at least 75% of the Class C-1 Shares and Class C-2 Shares, voting together as a single class, and (v) the holders of at least 75% of the Class D Shares.

(b)                                 The approval of the Amalgamation requires the affirmative vote of (i) at least two-thirds of each of the Company Common Shares, the Class A Shares, the Class B Shares, the Class C-1 Shares, the Class C-2 Shares and the Class D Shares, duly represented in person or by proxy at the Company Meeting, in each case voting separately as a class, and (ii) holders of more than two-thirds of the Company Preferred Shares, voting together as a single class.

(c)                                  The required approvals of the Company Shareholders set forth in Section 4.22 (a) and (b) above (collectively, the “Shareholder Approvals”) are the only votes of the holders of any class or series of the Company’s capital stock or other securities of the Company necessary under the Company Articles, the Company By-laws, the Shareholders Agreement, the BCA, other applicable Law or stock exchange (or similar self-regulatory organization) regulations, to approve the Transactions and for consummation by the Company of the Transactions.

Section 4.23.                             Compliance with Take-over Laws.  The Company is not a reporting issuer as such term is defined in the Ontario Securities Act, there is not a published market in respect of the Company’s securities, and the number of holders of Company Shares is not more than fifty, exclusive of holders who are in the employment of the Company or its affiliates, and exclusive of holders who were formerly in the employment of the Company or its affiliates and who while in that employment were, and have continued after that employment to be, security holders of the Company.

Section 4.24.                             Business Activity Restriction.  There is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

Section 4.25.                             Customers and Suppliers.  Except as set forth in Section 4.25 of the Company Disclosure Letter, no customer which individually accounted for more than 2% of the Company’s gross revenues during the 12-month period preceding the date hereof nor customers which in the aggregate accounted for more than 10% during such period of such revenues has or have canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate or decrease its or their relationship with the Company, or has or have decreased materially its or their relationship with the Company or its or their usage of the services or products of the Company, as the case may be.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND SUBCO

Each of Parent and Subco hereby represents and warrants to the Company that:

Section 5.1.                                   Organization.  Each of Parent and Subco is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is currently being conducted.  Each of Parent and Subco is duly qualified or licensed to do business, and is in good standing as a foreign corporation in each jurisdiction where the character of its properties or assets owned, operated and leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on either Parent or Subco or materially impair the ability of either Parent or Subco to consummate the transactions contemplated hereby.

Section 5.2.                                   Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Subco has full corporate power and authority to execute and deliver this Agreement, each Ancillary Agreement to which it is a party and each instrument required hereby to be executed and delivered by it prior to or upon the Amalgamation becoming effective, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by each of Parent and Subco of this Agreement, each Ancillary Agreement to which it is a party and each instrument required hereby to be executed and delivered by it prior to or upon the Amalgamation becoming effective and the performance of its obligations hereunder and thereunder and the consummation by it of the Transactions have been duly authorized by the board of directors of each of Parent and Subco, and except as contemplated under the Amalgamation Agreement, no other corporate action on the part of Parent or Subco is necessary to authorize the execution, delivery and performance by Parent and Subco of this Agreement and the consummation by them of the transactions contemplated hereby.  This Agreement, each Ancillary Agreement to which it is a party and each instrument required hereby to be executed and delivered to the Company prior to the Amalgamation becoming effective has been duly executed and delivered by each of Parent and Subco and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Subco enforceable against each of them in accordance with its terms.

Section 5.3.                                   Consents and Approvals; No Violations.  The execution and delivery of this Agreement by Parent and Subco does not, and the consummation by Parent and Subco of the Transactions and the compliance by Parent and Subco with the applicable provisions of this Agreement will not:

(a)                                  violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-laws of Parent or the articles or the by-laws of Subco;

(b)                                 require any filing, recordation, declaration or registration with, or permit, order, authorization, consent or approval of, or action by or in respect of, or the giving of notice to, any Governmental Entity, except for the filing of the Articles of Amalgamation with the Registrar, together all other filings or recordings required under the BCA and appropriate documents with the relevant authorities of other provinces, territories and states in which Parent and Subco are qualified to do business;

(c)                                  result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, give rise to any penalty, right of amendment, modification, renegotiation, termination, cancellation, payment or acceleration or any right or obligation or loss of any material benefit or right under, or result in the creation of any Liens upon any of the properties or assets of Parent or Subco under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease, license, sublicense, franchise, permit, concession, agreement, contract, obligation, commitment, understanding, arrangement, franchise agreement or other instrument, obligation or authorization applicable to Parent or Subco, or by which any such Person or any of its properties or assets may be bound; or

(d)                                 violate or conflict with any Laws applicable to Parent or Subco or by which any of their properties or assets may be bound;

excluding from preceding clauses (b), (c) and (d) such matters that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on either Parent or Subco and would not materially impair the ability of either Parent or Subco to consummate the Transactions.

Section 5.4.                                   Sufficiency of Funds.  Affiliates have funds on hand or available financing in an amount sufficient to consummate the Transactions.

ARTICLE VI

COVENANTS

Section 6.1.                                   Interim Operations of the Company.  Except as (i) set forth on Section 6.1 of the Company Disclosure Letter, (ii) expressly provided herein or (iii) consented to in writing by Parent, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or upon the Amalgamation becoming effective, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business only in the ordinary course of business consistent with past practice and use commercially reasonable efforts to maintain and preserve its and its Subsidiaries’ business organization, assets and properties, keep available the services of its officers and key employees and maintain and preserve its advantageous business relationships with customers, clients, suppliers and others having material business dealings with it.  Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or upon the Amalgamation becoming effective, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) except as otherwise contemplated by Section 6.1 of the Company Disclosure Letter or otherwise expressly permitted hereunder:

(a)                                  amend the Company Articles or the Company By-laws or comparable governing documents;

(b)                                 sell, transfer or pledge or agree to sell, transfer or pledge any shares of capital stock or other equity interests owned by it in any other Person;

(c)                                  declare, set aside or pay any dividend or other distribution payable in cash, securities or other property with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock (or other equity interests) or other securities of the Company or any of its Subsidiaries, other than the making of a dividend or other distribution by a wholly-owned Subsidiary to another wholly-owned Subsidiary or to the Company, or any other change in the capital structure of the Company on any of its Subsidiaries;

(d)                                 except pursuant to the terms of Options or Company Warrants that are outstanding as of the date hereof and listed on Section 6.1 of the Company Disclosure Letter, issue or sell, or authorize to issue or sell, any shares of its capital stock (whether unrestricted or restricted) or any other securities (equity or debt) of the Company or any of its Subsidiaries, or issue or sell, or authorize to issue or sell, any securities (equity or debt) convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock of any class of the Company or Voting Debt or other securities (equity or debt), or make any other change in its capital structure;

(e)                                  acquire, authorize or make (or commit to make) any investment in, or make any capital contribution to, any Person;

(f)                                    make (or commit to make), or enter into any Contracts (or any amendments, modifications, supplements or replacements to existing Contracts) to be performed relating to the making of capital expenditures in excess of $10,000 in any calendar year, or in the aggregate for capital expenditures with a value in excess of $25,000;

(g)                                 acquire, by merging or consolidating with, by purchasing an equity interest in or by purchasing all or a portion of the assets of, or by any other manner, any business or any Person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice);

(h)                                 transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, subject to any Lien (other than a Permitted Lien) or otherwise encumber any material assets or other assets that have a value individually in excess of $10,000 other than with respect to (i) transactions between a wholly-owned Subsidiary of the Company and the Company or between wholly-owned Subsidiaries of the Company, (ii) dispositions of excess or obsolete assets in the ordinary course of business consistent with past practice, (iii) leases, licenses or sales of the Company’s software or other assets in the ordinary course of business consistent with past practice, and (iv) the arrangements referenced in Section 7.1(i);

(i)                                     except to the extent required under employee and director employment agreements or Benefit Plans in effect on March 31, 2003 (the date of the 2003 Balance Sheet), or required by applicable Law or contemplated by Section 3.4, (i) increase the compensation or fringe benefits of any of its directors, officers, employees or consultants (except for immaterial increases to employees who are not officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice) or grant any severance or termination pay not currently required to be paid under existing severance plans, (ii) enter into, amend, modify, supplement or replace any employment, benefit (including with respect to life or disability insurance or with respect to premiums therefore) consulting or severance agreement, policy or arrangement with any present or former director, officer or other employee of the Company or any of its Subsidiaries, or (iii) establish, adopt, enter into or amend, modify, supplement, replace or terminate any collective bargaining agreement, or Benefit Plan or plan that qualifies as a Benefit Plan (including with respect to premiums therefor) for the collective benefit of any directors, officers or employees (it being understood and agreed that in no event shall the Company or any of its Subsidiaries amend, modify, supplement, replace or terminate the policy in effect on the date hereof and previously disclosed to Parent with respect to suspension of any increases in the compensation or other remuneration of directors, officers and other employees of the Company and its Subsidiaries);

(j)                                     except as may be required by applicable Law or GAAP, make any change in any of its accounting practices, policies or procedures or any of its methods of reporting income, deductions or other items for income tax purposes;

(k)                                  except as contemplated by Section 2.1, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or any agreement relating to an Acquisition Proposal, except as expressly permitted in Section 6.3;

(l)                                     except as contemplated by Section 6.7(a)(i), (i) incur, assume, modify or prepay any indebtedness for borrowed money, issue any debt securities or warrants or other rights to acquire debt securities, or guarantee, endorse or otherwise become liable or responsible for the obligations or indebtedness of another Person, other than indebtedness owing to the Company or any direct or indirect wholly-owned Subsidiary of the Company or guarantees of indebtedness of the Company or any direct or indirect wholly-owned Subsidiary of the Company, or enter into any capital lease in each case, in an amount in excess of $10,000, or (ii) make any loans, extensions of credit or advances to any other Person, other than to the Company or to any direct or indirect wholly-owned Subsidiary of the Company, except, in the case of preceding clauses (i) and (ii), for loans, extensions of credit or advances constituting trade payables or receivables arising in the ordinary course of business and in the case of preceding clause (ii), for advances to employees in respect of travel and entertainment expenses in the ordinary course of business in amounts of $5,000 or less to any individual on any date of determination and $25,000 in the aggregate outstanding on any date of determination;

(m)                               except as provided by this Agreement accelerate the payment, right to payment or vesting under any Benefit Plan (including arrangements or agreements for the premiums therefor) or other compensation or benefits;

(n)                                 pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, of (A) liabilities reflected or reserved against in the 2003 Balance Sheet or (B) liabilities (other than litigation) subsequently incurred in the ordinary course of business consistent with past practice, (ii) other claims, litigation, liabilities or obligations (qualified as aforesaid) that in the aggregate do not exceed $10,000, and (iii) the arrangements referenced in Section 7.2(i);

(o)                                 plan, announce, implement or effectuate any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries, other than routine employee terminations in the ordinary course of business and consistent with past practice;

(p)                                 take any action or omit to take any action (including the adoption of any shareholder rights plan or amendments to the Company Articles or the Company By-laws (or comparable governing documents)) which would, directly or indirectly, restrict or impair the ability of Parent or Subco, as the case may be, to vote or otherwise to exercise the rights and receive the benefits of a shareholder with respect to securities of the Company that may be acquired or controlled by Parent or Subco, as the case may be, or any action which would permit any Person to acquire securities of the Company or any of its Subsidiaries from the Company or such Subsidiary on a basis not available to Parent or Subco;

(q)                                 take any action or omit to take any action which (i) constitutes a violation of any Company Permit, which violations would result in or would reasonably be likely to result in, individually or in the aggregate, the modification, suspension, cancellation, termination of any one or more Company Permits or otherwise have or would reasonably be likely to have a material adverse impact on any customer or client contract or relationship or the nature or level of discipline imposed on account of future violations of the Laws applicable to the Company and Amalco or (ii) would (or would reasonably be likely to) materially impede, delay, hinder or make more burdensome for Amalco or Parent to obtain and maintain any and all authorizations, approvals, consents or orders from any Governmental Entity or other third party necessary or required to maintain the Company Permits in effect as of the date hereof in effect at all times following the Amalgamation on the same terms as in effect on the date of this Agreement;

(r)                                    enter into any new material line of business or enter into any agreement that restrains, limits or impedes the Company’s or any of its Subsidiaries’ ability to compete with or conduct any business or line of business;

(s)                                  (i) file or cause to be filed any materially amended Tax Returns or claims for refund; (ii) make or rescind any material Tax election or otherwise fail to prepare all Tax Returns in a manner which is consistent with the past practices of the Company and each Subsidiary of the Company, as the case may be, with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency (A) would not or may not materially increase Parent’s, the Company’s or any of the Company’s Subsidiaries’ liability for Taxes for any period or (B) is required by Law; (iii) incur any material liability for Taxes or materially decrease the amount of non- capital losses of the Company or any of its Subsidiaries other than in the ordinary course of business; or (iv) enter into any settlement or closing agreement with a taxing authority that materially increases or would reasonably be likely to materially increase the Tax liability of the Company or any of its Subsidiaries or materially decrease the amount of non- capital losses of the Company or any of its Subsidiaries for any period.

(t)                                    fail to maintain with current or other financially responsible insurance companies insurance on its assets, tangible and intangible, and its businesses in such amounts and against such risks and losses as are consistent with past practice; or

(u)                                 authorize, agree or announce an intention, in writing or otherwise, to take any of the foregoing actions or fail to take any action that would prevent any of the foregoing from occurring.

Section 6.2.                                   Confidentiality.  The Parties acknowledge the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein or pursuant hereto.

Section 6.3.                                   No Solicitation of Other Offers.

(a)                                  No Solicitation of Other Offers.  (a)  Each of the Company and its Subsidiaries shall, and shall cause its Affiliates and each of its and their respective Representatives to, immediately cease any discussions, activities or negotiations with any other Person or Persons that may be ongoing with respect to any Acquisition Proposal.  The Company and its Subsidiaries shall not take, and shall cause their respective Representatives not to take, any action after the date hereof (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, other than a confidentiality agreement referred to below or in connection with the termination of this Agreement pursuant to Section 9.1(f), in accordance with the terms and under the circumstances contemplated below in this Section 6.3(a), or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Transactions, (iii) to initiate or participate in any way in any discussions or negotiations with (other than discussions or negotiations solely related to the execution of a confidentiality agreement referred to below), or furnish or disclose any non-public information concerning the Company to, any Person (other than Parent or Subco or any of their respective Affiliates or Representatives) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (except to the extent that an unsolicited Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal, as described below), or (iv) to grant any waiver or release under any standstill, confidentiality or similar agreement entered into by the Company or any of its Subsidiaries or any of their Affiliates or Representatives except to the extent the Board of Directors of the Company determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel) that failure to grant such waiver or release would be inconsistent with its fiduciary duties under applicable law; provided, that so long as there has been no breach of this Section 6.3(a), prior to obtaining the Shareholder Approvals contemplated by Section 6.6, in response to a written Acquisition Proposal that was not solicited after the date hereof and otherwise in compliance with its obligations under Section 6.3(c), the Company may (1) request clarifications from, or furnish information to, (but not enter into discussions with) any Person which makes such Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with the Company containing customary terms and conditions; provided, that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, the Company agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (B) such action is taken solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, and (C) the

Board of Directors of the Company reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law or (2) participate in discussions or negotiations with, request clarifications from, or furnish information to, any Person which makes such Acquisition Proposal if (x) such action is taken subject to a confidentiality agreement with the Company containing customary terms and conditions; provided, that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, the Company agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (y) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel) and financial advisor (which may be its current outside financial advisor), that such Acquisition Proposal is a Superior Proposal and (z) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside nationally recognized legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law.  Without limiting the foregoing, Parent, Subco and the Company agree that any violation of the restrictions set forth in this Section 6.3(a) by any Representative of the Company or any of its Subsidiaries or their respective Affiliates (other than any such Person who is an Affiliate or employee of Parent or of any of its Affiliates), whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or their respective Affiliates, shall constitute a breach by the Company of this Section 6.3(a).  It is understood that no discussions with any Person shall give rise to a violation of this Section 6.3(a) if (i) the Company, its Subsidiaries or its Representatives, as applicable, did not know or have reason to know that such discussion related to an Acquisition Proposal and (ii) such discussion was immediately ceased once the Company, its Subsidiary or Representatives, as applicable, knew or had reason to know it related to an Acquisition Proposal.

(b)                                 Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Parent or Subco, the approval, adoption or recommendation, as the case may be, of the Transactions, this Agreement or any of the other transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) cause the Company to accept such Acquisition Proposal and/or enter into any acquisition agreement, or (iv) resolve to do any of the foregoing; provided, that the Board of Directors of the Company may withdraw, modify or amend such recommendation prior to obtaining the Shareholder Approval contemplated by Section 6.6 if (x) the Company has complied with its obligations under this Section 6.3, (y) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, and (z) prior to taking such actions, the Board of Directors of the Company shall have given Parent at least 48 hours notice of its intention to take such action and the opportunity to meet with the Company and its outside counsel and financial advisor.  Any such withdrawal, modification or change shall not change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other similar Law to be inapplicable to the Transactions.  During the term of this Agreement, nothing contained in this Section 6.3(b) shall limit the Company’s obligation to hold and convene the Company Meeting referred to in Section 6.6 and to submit this Agreement and the Transactions for adoption and approval by the Company Shareholders (including, without limitation, regardless of whether the recommendation of the Board of Directors of the Company of this Agreement or the Transactions shall have been withdrawn or modified).

(c)                                  In addition to the obligations of the Company set forth in Section 6.3(a), the Company shall as promptly as practicable (and in any event within 24 hours) advise Parent of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the Company shall, within 24 hours of the receipt thereof, promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place.  The Company shall keep Parent fully informed of the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Parent fully informed as to the material details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Acquisition Proposal, inquiry or proposal, and shall provide to Parent within 24 hours of receipt thereof all written materials received by the Company with respect thereto.  The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal, which was not previously provided to Parent.  If an event that is not caused by the Company, its Subsidiaries or any of their Affiliates or Representatives occurs which prevents the Company from complying with the timing of the information delivery requirements set forth in this Section 6.3(c), the Company shall not be deemed to be in violation of this Section 6.3(c) provided that (i) the Company acts reasonably and in good faith to supply the required information as soon as possible and (ii) such delay in the receipt of information does not adversely affect Parent in any material respect.

(d)                                 Nothing contained in this Section 6.3 shall prohibit the Board of Directors of the Company nor any committee thereof from making any disclosure to the Company Shareholders if the Board of Directors of the Company determines in good faith, after consultation with outside nationally-recognized legal counsel (which may be its current outside legal counsel), that failure to make such disclosure pursuant to this clause (c) would be inconsistent with its fiduciary duties under applicable Law.

(e)                                  The Company shall promptly (and in any event within three Business Days following the date hereof) request in writing each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of the Company, and the Company shall use its commercially reasonable efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement).

Section 6.4.                                   Access to Information.  The Company shall (and shall cause each of its Subsidiaries to) afford to Parent and its Representatives and financing sources reasonable access, upon reasonable advance notice, during normal business hours during the period from the date of this Agreement and the earlier of the termination of this Agreement and the Amalgamation becoming effective, to all of the properties, books, contracts, commitments, personnel and records and accountants of the Company and its Subsidiaries and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish to Parent all information concerning the business, properties, assets and personnel of the Company and its Subsidiaries as Parent may reasonably request.  Parent, Subco and their Affiliates, Representatives and financing sources will hold any such information that is non-public in confidence in accordance with the Confidentiality Agreement.  No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Transactions.

Section 6.5.                                   Company Circular Amendments.  If at any time prior to the date of the Company Meeting any event occurs which should be described in an amendment or supplement to the Company Circular, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the BCA and any other applicable Laws.

Section 6.6.                                   Company Meeting.  As promptly as practicable after the execution and delivery of this Agreement, the Company, acting through its Board of Directors, shall, in accordance with the Company Articles, the Company By-laws, the Shareholders Agreement, the BCA and other applicable Law, duly call, give notice of, convene and hold the Company Meeting, which meeting shall be held as promptly as practicable following the preparation and delivery of the Company Circular, and the Company agrees that the Articles of Amendment and the Amalgamation Agreement shall be submitted at such meeting for Shareholder Approval by the Company Shareholders.  The Company shall use its reasonable best efforts to solicit and obtain from the Company Shareholders proxies, and shall take all other action necessary and advisable to secure the Shareholder Approval required by the Company Articles, the Company By-laws, the Shareholders Agreement, the BCA and other applicable Law to obtain their approval of the Articles of Amendment and the Amalgamation Agreement, and the Board of Directors of the Company shall recommend that the Company Shareholders vote in favor of the approval of the Articles of Amendment and the Amalgamation Agreement (including the election to treat the Amalgamation as a deemed liquidation, dissolution or winding up to the Company) at the Company Meeting and the Company agrees that it shall include in the Company Circular such recommendation of the Board of Directors of the Company that the Company Shareholders approve the Articles of Amendment and the Amalgamation Agreement (including the election to treat the Amalgamation as a deemed liquidation, dissolution or winding up to the Company).  Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.6 during the term of this Agreement shall not be affected by (a) the commencement, public proposal, public disclosure or communication to the Company, any of its Subsidiaries or any of their respective Affiliates (or any of their respective Representatives) of any Acquisition Proposal or (b) the withdrawal or modification by the Board of Directors of the Company of its recommendation of this Agreement or the Amalgamation.

Section 6.7.                                   Commercially Reasonable Efforts.  Subject to the terms and conditions provided herein, each of the Company, Parent and Subco shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions (including the satisfaction of the respective conditions set forth in Article VII), and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each of the Company, Parent and Subco shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their commercially reasonable efforts to promptly:

(a)                                  make any and all filings, recordations, declarations or registrations with, obtain any and all actions or non-actions, licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of, give any and all notices to, take reasonable steps to avoid an Action or Proceeding by, any and all Governmental Entities and parties to contracts with the Company and its Subsidiaries, in each case prior to the Closing Date, as are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions; it being understood and agreed that:

(i)                                     the Company and its Subsidiaries shall use their reasonable best efforts to cooperate with Parent in any manner reasonably requested by Parent in connection with obtaining at or prior to the Closing all Required Consents (no such Required Consent to be conditioned on any increase in the amount payable under the applicable Company Material Contract or any reduction in the term thereof or any other material changes in the provisions thereof, except as may be required by the express terms of the applicable Company Material Contract, and such Required Consent shall otherwise be on terms and conditions reasonably satisfactory to Parent); in connection with the foregoing, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, make (or commit to make) any payment or otherwise provide (or commit to provide) any value or benefit to any Person in connection with obtaining any Required Consent (except as may be required by the express terms of the respective Company Material Contracts); provided, that, notwithstanding anything to the contrary set forth in Section 6.1, with the prior written consent of Parent (not to be unreasonably withheld or delayed), the Company shall be permitted to enter into one or more Contracts (collectively, the “Replacement Contracts”) to replace or refinance any Company Material Contract on terms not materially less favorable (after taking into account any and all fees and expenses incurred in connection with such replacement or refinancing) to the Company (or the applicable Subsidiary) or Amalco than the terms of such Company Material Contract, whereupon the respective Replacement Contract shall be provided to Parent and shall be deemed to be disclosed in 6.7(a)(i) of the Company Disclosure Letter and to constitute a Company Material Contract for purposes of this 6.7(a)(i);

(ii)                                  each of the Parties shall expeditiously give and make any and all notices and reports required to be made by such Party to the appropriate Persons with respect to Company Permits and each of the Parties shall, prior to the Amalgamation becoming effective, use its reasonable best efforts to cooperate with the other in any manner reasonably requested by the other in connection with obtaining at or prior to the Closing the regulatory approvals or consents as may be required by any Governmental Entities in order to obtain and maintain in effect at all times following the Amalgamation becoming effective all Company Permits and other Governmental Approvals necessary to maintain continuity of its relationships with all customers and clients; without limiting the foregoing, each of the Parties shall, to the extent necessary of such Party, (A) duly and promptly file and process any and all applications necessary to obtain all required regulatory approvals or consents as a result of the consummation of the transactions contemplated by this Agreement, including the amendment of any and all documents required to be amended with respect to the existing licensees under the Company Permits and (B) duly and promptly file with all appropriate Governmental Entities, and thereafter duly process renewal applications for all of the Company’s licensed Subsidiaries whose licenses will expire during the period from the date of this Agreement and until all of the respective applications shall have been approved; and

(iii)                               the Company and its Board of Directors shall, if any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other federal, provincial, territorial or state takeover statute or similar statute, rule or regulation becomes applicable to this Agreement or the Transactions, take all action within its power to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute, rule or regulation on the Transactions;

(b)                                 defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the Transactions (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed); it being understood and agreed that the Company shall promptly notify Parent of any litigation or threatened litigation (including any stockholder litigation), other than where Parent is the adverse party, against the Company and/or its directors relating to any of the transactions contemplated by this Agreement and the Company shall give Parent the opportunity to participate, in the defense or settlement of any such litigation; provided, that no settlement with respect to any such litigation shall be agreed to without Parent’s prior consent (not to be unreasonably withheld or delayed); and

(c)                                  execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

Section 6.8.                                   Public Disclosure.  Any press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent and each of the Company and Parent shall consult with, and obtain the consent of, the other Party (which shall not be unreasonably withheld or delayed) before issuing any press release or otherwise making any public statement with respect to the Amalgamation or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other Party (which shall not be unreasonably withheld or delayed); provided, that a Party may, without consulting with or obtaining the prior consent of the other Party, issue such press release or make such public statement as may be required by applicable Law, if such Party has used reasonable best efforts to consult with the other Party and to obtain such other Party’s consent, but has been unable to do so in a timely manner.

Section 6.9.                                   Notification of Certain Matters.  The Company shall give prompt notice to Parent and Parent shall give prompt written notice to the Company, of (a) the occurrence or non-occurrence of any event known to such Party, the occurrence or non-occurrence of which has resulted in, or is reasonably likely to result in, any representation or warranty set forth in this Agreement made by such Party to be untrue or inaccurate (taking into account any materiality qualification, to the extent applicable); (b) any material failure by such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (c) any action, suit, proceeding, inquiry or investigation pending or, to the Knowledge of such Party, threatened which questions or challenges or relates to this Agreement or the consummation of any of the transactions contemplated hereby; provided, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice and that no such notification shall modify the representations or warranties of any Party or the conditions to the obligations of any Party hereunder.  Each of the Company, Parent and Subco shall give prompt notice to the other Parties of any written notice from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.10.                             Communication to Employees.  The Company and Parent will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosure to employees of the Company or any of its Subsidiaries with respect to the Transactions.

Section 6.11.                             Company Warrants.  The Company shall use its best efforts to ensure that all outstanding Company Warrants have been cancelled or exercised at or prior to Closing.

Section 6.12.                             Escrow Agreement/Paying Agent Agreement.  The Parties shall use their best efforts to cause (i) the Escrow Agent and the Shareholders’ Representative to enter into the Escrow Agreement in substantially the form attached hereto as Exhibit D and (ii) the Paying Agent and the Shareholder’s Representative to enter into the Paying Agent Agreement in substantially the form attached hereto as Exhibit E.

Section 6.13.                             Shareholder Agreement and Waiver.  The Company shall use its best efforts to cause each Company Participating Preferred Shareholder to enter into a Shareholder Agreement and Waiver in substantially the form attached hereto as Exhibit A.

Section 6.14.                             Indemnification of Officers and Directors; Exculpation.

(a)                                  From and after the time the Amalgamation becomes effective, Parent shall, to the fullest extent permitted by law, cause Amalco, for a period of three years from the Effective Time, to indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’

fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Amalgamation becoming effective, whether asserted or claimed prior to, at or after the Amalgamation becomes effective, to the fullest extent that the Company would have been permitted under the BCA and the Company Articles or the Company By-laws in effect on the date hereof to indemnify an Indemnified Party (and Parent and Amalco shall also advance expenses to each Indemnified Party as incurred to the fullest extent permitted under applicable Law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

(b)                                 The provisions of this Section 6.14 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.  The provisions of this Section 6.14 may not be amended, altered or repealed without the prior written consent of the affected Indemnified Parties.

Section 6.15.                             Paying Agent Agreement.  The Parties shall use their best efforts to cause the Paying Agent and the Shareholders’ Representative to enter into the Paying Agent Agreement in substantially the form attached hereto as Exhibit E.

ARTICLE VII

CONDITIONS TO EFFECT THE AMALGAMATION

Section 7.1.                                   Conditions to Each Party’s Obligation to Effect the Transactions.  The respective obligations of each Party to this Agreement to effect the Transactions shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:

(a)                                  Shareholder Approval.  The Articles of Amendment and the Amalgamation Agreement shall have been duly approved by the requisite Shareholder Approval in accordance with the Company Articles, the Company By-laws, the Shareholders Agreement, the BCA and other applicable Law.

(b)                                 Governmental Approvals.  Other than the filing of the Articles of Amendment and the Articles of Amalgamation and all other filings or recordings required under the BCA as contemplated by Section 2.1 and Section 2.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Transactions, the failure of which to file, obtain or occur, individually or in the aggregate, would make the consummation of the Transactions illegal or result or would reasonably be likely to result in a Company Material Adverse Effect, shall have been filed, been obtained or occurred and shall not have expired or been withdrawn; provided, that the right to assert this condition shall not be available to a Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of this condition to be satisfied.

(c)                                  No Restraints.  There shall be no preliminary or permanent order or injunction of a court or other Governmental Entity of competent jurisdiction precluding, restraining, enjoining or prohibiting consummation of the Transactions, there shall not be instituted, pending or threatened in writing any Action or Proceeding by any Governmental Entity seeking to preclude, restrain, enjoin or prohibit consummation of the Transactions.

(d)                                 Illegality.  There shall have been no action taken, or statute, rule, regulation, judgment or executive order promulgated, entered, enforced, enacted, issued or deemed applicable to the Transactions by any Governmental Entity that directly or indirectly prohibits or makes illegal the consummation of the Transactions.

Section 7.2.                                   Conditions to Parent’s and Subco’s Obligation to Effect the Transactions.  The obligation of Parent and Subco to effect the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent or Subco to the extent permitted by applicable Law:

(a)                                  Performance of Obligations; Representations and Warranties.  (i) The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Company Material Adverse Effect, which representations and warranties as so qualified shall be true in all respects) on and as of the date of this Agreement and on and as of the time the Amalgamation becomes effective as though such representations and warranties were made on and as of such time, except to the extent that any representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be as of such earlier date, (ii) the Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company as of the time the Amalgamation becomes effective and (iii) Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer to such effect.

(b)                                 Amalgamation Agreement and other Ancillary Agreements.  Each of the Amalgamation Agreement and the other Ancillary Agreements to which the Company is or will be a party shall be valid, in full force and effect, and the Company shall have complied with each such Ancillary Agreement in all material respects.

(c)                                  Shareholder Agreements and Waivers.  Each Shareholder Agreement and Waiver executed and delivered to Parent on or prior to the Closing Date shall be valid, in full force and effect, and each of the Company Shareholders party thereto shall have complied with such Shareholder Agreement and Waiver in all respects.

(d)                                 No Litigation.  There shall not be instituted, pending or threatened any Action or Proceeding by any Governmental Entity relating to this Agreement, the Amalgamation Agreement, any of the other Ancillary Agreements to which the Company, Parent or Subco is a party or any of the transactions contemplated herein or therein.  No requirement of Law shall have been issued, enacted, enabled, promulgated or enforced by any Government Entity which would have materially reduced the benefits of the transactions contemplated hereby to Parent or Amalco in a manner that Parent, in its good faith reasonable judgment, would not have entered into this Agreement had such condition or requirement been known on the date hereof.

(e)                                  Company Material Adverse Effect.  There shall not have occurred any event having or resulting in, or which would reasonably be expected to result in, a Company Material Adverse Effect.  The Company shall have delivered to Parent and Subco a certificate, signed on behalf of the Company by the Chief Executive Officer of the Company, to such effect.

(f)                                    Consents.  The Company shall have obtained each consent or approval described in Section 7.2(f) of the Company Disclosure Letter.

(g)                                 Resignations.  All of the directors of the Company and its Subsidiaries in office immediately prior to the Amalgamation becoming effective shall have provided executed, undated forms of resignation, which shall not have been revoked, from their positions as directors of the Company and each of its Subsidiaries as applicable.

(h)                                 Dissenting Shareholders.  The Dissent Shares shall include no more than 15% of the Company Shares (calculated on an as converted basis) outstanding immediately prior to the Amalgamation becoming effective.

(i)                                     Leases.  (A) At or prior to the Closing, the Company shall have entered into an agreement relating to the Markham premises with the owner thereof, providing for the surrender thereof by the Company and the release by such owner of the Company from its obligations under such lease on terms and conditions set forth on Schedule 7.2(i)(A) hereof.

(B)                                At or prior to the Closing, the Company shall have (i) surrendered the lease agreement covering the Pleasanton premises, (ii) obtained a full, unconditional release from the owner of such premises and (iii) entered into arrangements satisfying to Parent and its counsel governing the continued occupancy by the Amalco of such premises for up to one month after the Closing Date.

(j)                                     Escrow Agreement.  The Escrow Agent and the Shareholders’ Representative shall have executed and delivered to Parent and the Company the Escrow Agreement and such agreement shall remain in full force and effect.

(k)                                  Transaction Expenses.  Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer which itemizes in sufficient detail the aggregate amount of all Transaction Expenses incurred by or on behalf of the Company or reimbursable by the Company to other Persons; and appropriate supporting documentation shall be delivered along with such certificate.

(l)                                     Paying Agent Agreement.  The Paying Agent and the Shareholders’ Representative shall have executed and delivered to Parent and the Company the Paying Agent Agreement and such agreement shall remain in full force and effect.

Section 7.3.                                   Conditions to the Company’s Obligation to Effect the Transactions.  The obligation of the Company to effect the Amalgamation shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:

(a)                                  Performance of Obligations; Representations and Warranties.  The representations and warranties of each of Parent and Subco in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date of this Agreement and on and as of the time the Amalgamation becomes effective as though such representations and warranties were made on and as of such time, except to the extent that any representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be as of such earlier date, (ii) each of Parent and Subco shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by each of Parent and Subco as of the time the Amalgamation becomes effective and (iii) the Company shall have received a certificate signed on behalf of Parent and Subco by an officer to such effect.

(b)                                 Ancillary Agreements.  Each of the Ancillary Agreements to which Parent and/or Subco is or will be a Party shall be valid, in full force and effect, and Parent and/or Subco as the case may be, shall have complied with each Ancillary Agreement in all material respects.

(c)                                  Escrow Agreement.  The Escrow Agent and the Shareholders’ Representative shall have executed and delivered to Parent and the Company the Escrow Agreement and such agreement shall remain in full force and effect.

(d)                                 Paying Agent Agreement.  The Paying Agent and the Shareholders’ Representative shall have executed and delivered to Parent and the Company the Paying Agent Agreement and such agreement shall remain in full force and effect.

ARTICLE VIII

INDEMNIFICATION

Section 8.1.                                   Indemnification of Parent.  Parent, Subco, Amalco (following the Closing as the successor corporation of Subco) and their respective officers, directors, employees, agents and affiliates (collectively, the “Parent Indemnitees”) shall be indemnified and held harmless by the former Company Participating Preferred Shareholders from and against any and all liabilities, obligations, losses, assessments, damages, deficiencies, demands, claims, actions, causes of action, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable attorneys’ fees and expenses and any reasonable amounts paid in investigation, defense or settlement of any of the foregoing) of any kind, manner or nature whatsoever, whether arising out of third-party claims or claims by one or more parties hereto against any other Party(ies) hereto (collectively, “Losses”), as and when incurred, based upon, arising out of or otherwise in respect of:

(a)                                  any misrepresentation or breach of warranty by the Company contained herein, in any Ancillary Agreement or in any document or agreement delivered pursuant hereto or thereto, or any claim by a third party which would constitute such a misrepresentation or breach; and

(b)                                 any breach of or failure to perform any covenant or agreement by the Company contained herein, in any Ancillary Agreement or in any document or agreement delivered pursuant hereto or thereto, or any claim by a third party which would constitute such a breach or failure.

Section 8.2.                                   General Indemnification Provisions.

(a)                                  For the purposes of this Section 8.2, the term “Indemnitee” shall refer to the Parent Indemnitee indemnified or entitled, or claiming to be entitled, to be indemnified pursuant to the provisions of Section 8.1, and the term “Indemnitors” shall refer to the former Company Participating Preferred Shareholders.

(b)                                 The Indemnitee shall promptly give the Shareholders’ Representative notice of any matter which the Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement (a “Claim”), stating the amount of the Losses (whether actual or reasonably estimated), the method of computation thereof and the basis for the Claim and shall specify the provision or provisions of this Agreement under which the Claim is asserted, in each case with reasonable particularity.  Failure to give timely notice of a matter that may give rise to a Claim shall not affect the rights of the Indemnitee to collect such Claim from the Indemnitors except to the extent that it materially adversely affects the Indemnitor’s ability to defend such Claim against a third party.  The obligations and liabilities of the Indemnitors under this Article VIII with respect to Losses arising from Claims of any third party that are subject to the indemnification provided for in this Article VIII (“Third-Party Claims”) shall be governed by the following additional terms and conditions:

(i)                                     if the Indemnitee shall receive notice of any Third-Party Claim, the Indemnitee shall give the Shareholders’ Representative prompt notice of such Third-Party Claim and shall permit the Shareholders’ Representative, at its option, to assume the defense and/or management of such Third-Party Claim at the Indemnitors’ expense and through counsel of its choice if the Shareholders’ Representative gives prompt notice of its intention to do so to the Indemnitee and does so promptly thereafter;

(ii)                                  if the Shareholders’ Representative exercises its right to undertake the defense and/or management of any such Third-Party Claim, the Indemnitee shall cooperate with the Shareholders’ Representative in such defense and/or management and make available to the Shareholders’ Representative all witnesses, pertinent records, materials and information in the Indemnitee’s possession or under its control relating thereto as is reasonably required by the Shareholders’ Representative;

(iii)                               if the Shareholders’ Representative does not exercise its right to assume the defense and/or management of any Third-Party Claim as provided above, the Indemnitee may, directly or indirectly, conduct the defense and/or management of any such Third-Party Claim in any manner it reasonably may deem appropriate and at the expense of Indemnitors, for which the Indemnitee may seek reimbursement from the Escrow Account, and the Shareholders’ Representative shall cooperate with the Indemnitee in such defense and/or management and make available to the Indemnitee all witnesses, pertinent records, materials and information in the Shareholders’ Representative’s possession or under its control relating thereto as is reasonably required by the Indemnitee;

(iv)                              the Shareholders’ Representative will not consent to the entry of any judgment or enter into any settlement with respect to a Third-Party Claim unless the judgment or proposed settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of an unconditional release from all liability in respect of such Third-Party Claim; and

(v)                                 if the Shareholders’ Representative does not exercise its right to assume the defense and/or management of a Third-Party Claim, as provided above, the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim unless the judgment or proposed settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to the Shareholder’s Representative of an unconditional release of the former Company Participating Preferred Shareholders from all liability in respect of such Third-Party Claim.

Section 8.3.                                   Certain Limits on Indemnification.

(a)                                  For purposes of this Article VIII, the amount of any Losses shall be determined (A) without giving effect to any Company Material Adverse Effect standard or any other materiality or similar materiality qualification contained in any representation, warranty or covenant herein or in any Ancillary Agreement and (B) net of any insurance proceeds actually received by the Parent Indemnitees in connection with the matter out of which such Losses shall arise.

(b)                                 Subject to the proviso of this Section 8.3(b), no claim under this Article VIII shall be made after the expiration of the Survival Period, provided, however, that if written notice of a claim is made in good faith prior to the expiration of the Survival Period (such notice setting forth in reasonable detail the basis for such Claim), then the relevant representation, warranty or covenant shall survive as to such claim only until the claim has been fully and finally resolved.

Section 8.4.                                   Satisfaction of Indemnification Obligations; Exclusive Remedy. Subject to Section 8.3 and in compliance with the terms of the Escrow Agreement, the Parent Indemnitees shall, in satisfaction of any claims for indemnification arising under Section 8.1 above, be entitled to receive from the Escrow Account (and delivered by the Escrow Agent) an amount of cash equal to the value of the Losses as to which the Parent Indemnitees are entitled to indemnification, as determined pursuant to the terms of the Escrow Agreement.  The sole recourse and exclusive post-Closing remedy that the Parent Indemnitees shall have against the

Company, the former Company Participating Preferred Shareholders, or any of their respective affiliates to satisfy any claims for Losses pursuant to this Article VIII shall be the Escrow Account established pursuant to the Escrow Agreement, other than in connection with any claim for fraud or intentional misrepresentation; provided, however, that no Company Participating Preferred Shareholder shall be liable for the fraud or intentional misrepresentation of any other Company Participating Preferred Shareholder; provided, further, that in no event (even in the case of fraud or intentional misrepresentation by the Company) shall the indemnification obligation of any Company Participating Preferred Shareholder exceed the aggregate Redemption Consideration he, she or it is entitled to receive in connection with the Transactions.  Notwithstanding anything in this Agreement to the contrary, the indemnification liability of each Company Participating Preferred Shareholder shall be several, and not joint and several, in proportion to his, her or its Pro Rata Interest.

ARTICLE IX

TERMINATION

Section 9.1.                                   Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Amalgamation becoming effective, by written notice by the terminating Party to the other Parties, whether before or after the Shareholder Approvals have been obtained, as follows:

(a)                                  by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b)                                 by either Parent or the Company, if the Transactions shall not have been consummated on or prior to 180 days after the signing of this Agreement (or such later date as may be agreed to in writing by Parent and the Company) (as the same may be extended from time to time as contemplated below, the “Termination Date”), unless the Transactions shall not have been consummated because of a material breach of any representation, warranty, obligation, covenant or agreement set forth in this Agreement on the part of the Party seeking to terminate this Agreement;

(c)                                  by either Parent or the Company, if a Governmental Entity or court of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions (provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in such order, decree ruling or action);

(d)                                 by either Parent or the Company, if at the Company Meeting (including any adjournment or postponement thereof permitted by this Agreement) the requisite Shareholder Approval shall not have been obtained upon a vote taken thereon;

(e)                                  by Parent, if (i) the Company shall have (A) withdrawn, modified or amended, or proposed to withdraw, modify or amend, in a manner adverse to Parent or Subco, the approval, adoption or recommendation, as the case may be, of this Agreement or any of the Transactions or (B) approved or recommended, or proposed to approve or recommend, or entered into any agreement, arrangement or understanding with respect to, any Acquisition Proposal; (ii) the Company’s Board of Directors or any committee thereof shall have resolved to take any of the actions set forth in preceding subclause (i); (iii) if after an Acquisition Proposal has been made, the Board of Directors of the Company fails to affirm its recommendation and approval of this Agreement and the Transactions within three Business Days of any request by Parent to do so; or (iv) if a tender offer or exchange offer constituting an Acquisition Proposal is commenced and the Board of Directors of the Company does not recommend against acceptance of such offer by the Company Shareholders (including by taking no position or a neutral position with respect thereto);

(f)                                    by the Company, if a Superior Proposal is received by the Company and the Board of Directors of the Company reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable Law; provided, that the Company may not terminate this Agreement pursuant to this Section 9.1(f) unless the Company has complied with its obligations under Section 6.3 and until (x) five Business Days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company and during such five Business Day period the Company has fully cooperated with Parent (including informing Parent of the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal) with the intent of enabling the Parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected on such adjusted terms, (y) at the end of such five Business Day period, the Acquisition Proposal continues to constitute a Superior Proposal, and the Board of Directors of the Company continues to reasonably determine in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable Law and (z) (A) no later than the effective time of such termination, Parent has received the Termination Fee as set forth in Section 9.3(b)(iii) by wire transfer in same day funds and (B) simultaneously or substantially simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

(g)                                 by Parent, if there shall have been a breach by the Company of any provision of Section 6.3;

(h)                                 by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) not to be satisfied, and (ii) either cannot be cured or has not been cured prior to the earlier of (x) the thirtieth calendar day following receipt by the Company of written notice of such breach from Parent and (y) the Termination Date; or

(i)                                     by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Subco set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) either cannot be cured or has not been cured prior to the earlier of (x) the thirtieth calendar day following receipt by Parent of written notice of such breach from the Company and (y) the Termination Date.

The right of any Party to terminate this Agreement pursuant to this Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party, any Person controlling any such Party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 9.2.                                   Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, Subco or their respective officers, directors, stockholders or Affiliates; provided, that any such termination shall not relieve any Party from liability for any willful breach of this Agreement and the provisions of Section 6.2, this Section 9.2, Section 9.3 and Article X shall remain in full force and effect and survive any termination of this Agreement.

Section 9.3.                                   Fees and Expenses.

(a)                                  (i) Except as otherwise specifically provided in this Agreement, if the Amalgamation is not consummated, all costs and expenses incurred in connection with the negotiation of this Agreement and the Ancillary Agreements, the taking of all actions (including, without limitation, any due diligence investigations) contemplated hereby and thereby, and the consummation of the Amalgamation, including, without limitation, attorneys’ and accountants’ fees and fees of any brokers, financial advisors, investment bankers or finders (collectively, the “Transaction Expenses”), shall be paid by the Party incurring such Transaction Expenses.  The Company shall cause all persons (including, without limitation, attorneys, accountants, brokers, financial advisors, investment bankers and finders), who have provided or will provide the Company with services in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, to submit to the Company, no less than one Business Day prior to the Amalgamation becoming effective, invoices with respect to all such services.  If the Amalgamation is consummated, to the extent Transaction Expenses exceed the amount set forth on the Certificate contemplated by Section 7.2(k) hereof (the “Transaction Expenses Excess”), Parent may seek payment of, and shall be entitled to, the amount of such excess from the Escrow Fund.  For purposes of clarification, (i) all fees and expenses to be paid to the Paying Agent pursuant to the Paying Agent Agreement shall be borne by the former Company Participating Preferred Shareholders and shall be considered a Transaction Expense and (ii) the initial fee to be paid to the Escrow Agent shall be borne by the former Company Participating Preferred Shareholders and shall be considered a Transaction Expense.

(ii)                                  On or before the last day of the second full month (the “Determination Date”) after the Closing Date, Parent shall prepare and deliver to the Shareholders’ Representative a statement setting forth the Transaction Expenses Excess, if any, based on information available to it as of such date, as of the close of business on the Closing Date (such statement, the “Transaction Expenses Excess Statement”).  The Shareholders’ Representative shall cooperate with Parent in connection with, and shall furnish to Parent all such information as Parent may reasonably require, in the preparation of the Transaction Expenses Excess.  Each Party shall provide the other Party and its representatives with reasonable access to books and records and relevant personnel during the preparation of the Transaction Expenses Excess and the resolution of any disputes that may arise under this Section 9.3(a)(ii).  If the Shareholders’ Representative disagrees with the determination of the Transaction Expenses Excess as shown on the Transaction Expenses Excess Statement, the Shareholders’ Representative shall notify Parent in writing of such disagreement within 15 calendar days after delivery of the Transaction Expenses Excess Statement, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement.  After the end of such 15 calendar day period, neither the Shareholders’ Representative nor Parent may introduce additional disagreements with respect to any item in the Transaction Expenses Excess Statement or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by the Shareholders’ Representative and Parent and will be final and binding upon the parties.  During the 15 calendar day period of its review, the Shareholders’ Representative shall have reasonable access to any documents, schedules or workpapers used in the preparation of the Transaction Expenses Excess.  The Shareholders’ Representative and Parent agree to negotiate in good faith to resolve any such disagreement.  If the Shareholders’ Representative and parent are unable to resolve all disagreements properly identified by the Shareholders’ Representative pursuant to this Section 9.3(a)(ii), within 15 calendar days after delivery to Parent of written notice of such disagreement, then such disagreements shall be submitted for final and binding resolution to a neutral accounting firm of national recognized standing to resolve such disagreements (the “Accounting Arbitrator”).  The Accounting Arbitrator shall be a selected by mutual agreement of Parent and the Shareholders’ Representative.  The Accounting Arbitrator will only consider those items and amounts set forth in the Transaction Expenses Excess Statement as to which Parent have disagreed within the time periods and on the terms specified above and must resolve the matter in accord and with the terms and provisions of this Agreement.  The Accounting Arbitrator shall deliver to the Shareholders’ Representative and Parent, as promptly as practicable and in any event within 30 calendar days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement.  The Accounting Arbitrator shall select as a resolution the position of either the Shareholders’ Representative or Parent for each item of disagreement and may not impose an alternative resolution. The Accounting Arbitrator shall make its determination based exclusively on presentations and supporting material provided by the parties and not pursuant to any independent review.  The determination of the Accounting Arbitrator shall be final and binding upon the Shareholders’ Representative and Parent.  The fees, expenses and costs of the Accounting Arbitrator shall be borne by the party whose position the Accounting Arbitrator does not select.  Other than such fees and expenses of the Accounting Arbitrator, Parent and the Shareholders’ Representative shall each be responsible for their own costs and expenses incurred in connection with any actions taken pursuant to this Section 9.3(ii).  If there exists any Transaction Expenses Excess, such excess amount plus interest on the amount of such excess from the Closing Date to the date of such payments, shall be immediately paid to Parent from the

Escrow Account as finally determined in accordance with this Section 9.3(ii) on a dollar-for-dollar basis by the amount of such excess.  Notwithstanding anything herein to the contrary, delivery and resolution of the Transaction Expenses Excess Statement is without prejudice to any additional Transaction Expenses discovered after the Determination Date to the extent Parent asserts claims in accordance with the dispute resolution process of this Section 9.3.(a)(ii).

(b)                                 If this Agreement is terminated:

(i)                                     by either Parent or the Company, pursuant to Section 9.1(d), and if (A) on or before the date of the Company Meeting an Acquisition Proposal (or an intention to make an Acquisition Proposal) has been publicly made, proposed, communicated or disclosed in a manner which is or otherwise becomes public (including being known to unaffiliated shareholders of the Company) and in each case shall not have been formally and publicly withdrawn, and (B) within one year following the date of such termination the Company enters into an agreement, arrangement or understanding (including a letter of intent) with respect to or consummates any Acquisition Proposal, then the Company shall within one Business Day following the date the Company enters into such agreement arrangement or understanding, pay to Parent an amount equal to $187,500 (the “Termination Fee”);

(ii)                                  by the Company in accordance with Section 9.1(b) and, within twelve months of such termination, the Company enters into an agreement, arrangement or understanding (including a letter of intent) with respect to or consummates any Acquisition Proposal, the Company shall, within one Business Day following the date the Company enters into such agreement, arrangement or understanding, pay to Parent the Termination Fee;

(iii)                               by Parent, pursuant to Section 9.1(e), if on or before the date of such termination an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and in each case shall not have been formally and publicly withdrawn then the Company shall, within one business day following such termination, pay to Parent the Termination Fee;

(iv)                              by the Company, pursuant to Section 9.1(f), the Company shall, no later than the date on which the Company terminates this Agreement pursuant to Section 9.1(f), pay to Parent the Termination Fee;

(v)                                 by Parent, pursuant to Section 9.1(g), in connection with an intentional breach of by the Company of Section 6.3, then the Company shall, within one Business Day following the date on which Parent terminates this Agreement pursuant to Section 9.1(g), pay to Parent the Termination Fee;

(vi)                              by Parent, pursuant to Section 9.1(h), in connection with an intentional misrepresentation or breach of warranty, or breach of any agreement or covenant by the Company, then the Company shall, within one Business Day following the date on which Parent terminates this Agreement pursuant to Section 9.1(h), pay to Parent the Termination Fee; or

(vii)                           by Parent, pursuant to Section 9.1(b), and if all of the conditions set forth in Section 7.2 shall have been fulfilled at or prior to the Termination Date, then Parent shall, within one Business Day following the day on which Parent terminates this Agreement pursuant to Section 9.1(b), pay to the Company the Termination Fee.

(c)                                  Any payment made pursuant to clauses (i) through (vi) of Section 9.3(b) shall serve as liquidated damages and shall obviate any obligation to make a payment under any other clause of Section 9.3(b).  It is expressly agreed that the remedies of Parent and the Company set forth in Section 9.3(b) shall be its exclusive remedies for any termination of this Agreement pursuant to Section 9.1(b), (d), (e), (f), (g) or (h) hereof, as the case may be, (and there shall be no other remedy for any other basis for termination hereunder) and only after any payment called for by this Section 9.3 is made, shall all other obligations of the Company or Parent, as applicable (except as provided in Section 9.3(a) hereof) terminate.

Section 9.4.                                   Amendment.  To the extent permitted by applicable Law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Transactions by the Company Shareholders; provided, that after any such approval, no material amendment shall be made without further approval by the Company Shareholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.5.                                   Extension; Waiver.  At any time prior to the Amalgamation becoming effective, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

MISCELLANEOUS

Section 10.1.                             Survival of Representations and Warranties.  The respective representations and warranties of the Company, on the one hand, and each of Parent and Subco, on the other hand, contained in this Agreement, any Ancillary Agreement or in any document or certificate or instrument delivered prior to or at the Closing (i) shall not be deemed waived or otherwise affected by any investigation made by any Party and (ii) shall survive following the Amalgamation becoming effective until the eighteen month anniversary of the Amalgamation becoming effective, (the “Survival Period”).  This Section 10.1 shall have no effect upon any other obligations of the Parties, whether to be performed before or after the Amalgamation becoming effective.

Section 10.2.                             Notices.  All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one Business Day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a)                                  if to Parent or Subco, to:

SSA Global Technologies Inc.
110 Sheppard Avenue East, Suite 701
Toronto, ON M2N 6Y8
Attention:  Shelly R. Isenberg
Telephone:  (416) 228-2242
Facsimile:  (416) 221-0994

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY  10022
Attention:                 Robert B. Loper, Esq.

Telephone:             (212) 756-2138

Facsimile:                   (212) 593-5955

(b)                                 if to the Company, to:

Ironside Technologies, Inc.
7077 Koll Center Parkway, 2nd Floor
Pleasanton, CA 94566
Attention:  Daniel Fairfax
Telephone:  (925) 600-8822
Facsimile:  (925) 600-8816

with a copy to:

Venture Law Group
2775 Sand Hill Road
Menlo Park, CA 94025
Attention: Steven J. Tonsfeldt, Esq.
Telephone: (650) 854-4488
Facsimile:  (650) 233-8386

(c)                                  if to the Shareholders’ Representative, to

Joel Kallett
Updata Capital, Inc.
2100 Reston Parkway, Suite 430
Reston, Virginia 20191
Telephone:  (703) 736-0020
Facsimile:  (703) 736-0022

Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, facsimile or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties to this Agreement notice in the manner herein set forth.

Section 10.3.                             Entire Agreement.  This Agreement (including the Company Disclosure Letter and the other documents and instruments referred to herein that are to be delivered at the Closing), and the Confidentiality Agreement, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter hereof.

Section 10.4.                             No Third Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto, except as otherwise provided in Section 6.14 of this Agreement.

Section 10.5.                             Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void, except that, prior to the approval of this Agreement and the Transactions by the Company’s shareholders, Parent may substitute any direct or indirect wholly-owned subsidiary of Parent for Subco without consent of the Company, and Parent may assign its rights and obligations under this Agreement to a newly formed Affiliate of Parent; provided, that Parent and/or Subco, as the case may be, shall remain liable for all of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.6.                             Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.

Section 10.7.                             Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 10.8.                             Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.9.                             Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the Province of Ontario and the laws of Canada applicable therein (without reference to its choice of law rules).

Section 10.10.                       Submission to Jurisdiction.  Each Party hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in any court in the Province of Ontario, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding.  Each Party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts.  Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 10.10.

Section 10.11.                       Remedies; Specific Performance.  The Parties acknowledge that money damages would not be an adequate remedy at Law if any party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at Law or in equity shall be entitled to seek to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties hereto shall raise the defense that there is an adequate remedy at Law.  No remedy shall be exclusive of any other remedy.  All available remedies shall be cumulative.

Section 10.12.                       Waiver of Jury Trial.  EACH OF PARENT, SUBCO AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, SUBCO OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 10.13.                       Appointment of Shareholders’ Representative.

(a)                                  Each Company Participating Preferred Shareholder that accepts payment of Redemption Consideration as contemplated herein shall be deemed, by such acceptance of payment or by the approval of the Amalgamation Agreement in satisfaction of the requisite

Shareholder Approvals, as the case may be, (i) to be bound by Article VIII hereof and (ii) to have thereby irrevocably constituted and appointed Joel Kallett of Updata (such person and any successor or successors being the “Shareholders’ Representative”) as such Company Participating Preferred Shareholder’s true and lawful agent, proxy and attorney-in-fact pursuant to this Section 10.13.  The Shareholders’ Representative shall have full power and authority to act for each Company Participating Preferred Shareholder and in each Company Participating Preferred Shareholder’s name, place and stead, and in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement and each Ancillary Agreement upon and immediately following the Amalgamation becoming effective, as fully to all intents and purposes as such Company Participating Preferred Shareholder might or could do in person, including, without limitation, all decisions relating to the defense and/or settlement of any claims for which any Parent Indemnitee may claim to be entitled to indemnity pursuant to Article VIII hereof, the amendment of this Agreement (subject to the proviso in Section 9.4), the receipt of all payments and notices and the giving of all consents and waivers.  All decisions and actions by the Shareholders’ Representative shall be binding upon all of the Company Participating Preferred Shareholders, and no Company Participating Preferred Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same.

(b)                                 Each Company Participating Preferred Shareholder that accepts payment of Redemption Consideration as contemplated herein shall be deemed, by such acceptance of payment or by the approval of this Agreement in satisfaction of the requisite Shareholder Approvals, as the case may be, to have agreed that (i) the provisions of this Section 10.13 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies any Company Participating Preferred Shareholder may have in connection with the transactions contemplated by this Agreement, (ii) the remedy at law for any breach of the provisions of this Section 10.13 would be inadequate, (iii) Parent shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Parent brings an action to enforce the provisions of this Section 10.13 and (iv) the provisions of this Section 10.13 shall be binding upon the successors and assigns of each Company Participating Preferred Shareholder.

(c)                                  By their approval of this Agreement, the Company Participating Preferred Shareholders shall be deemed to have waived any claims they may have or assert, including those that may arise in the future, against the Shareholders’ Representative, and any of its affiliates, for any action or inaction taken or not taken by the Shareholders’ Representative in connection herewith, provided, that the Shareholders’ Representative acts at all times in good faith and in compliance with this Agreement and applicable Laws.

(d)                                 Any notice or communication delivered by Parent, Sub or Amalco to the Shareholders’ Representative shall, as between Parent, Sub and Amalco, on the one hand, and the Company Participating Preferred Shareholders, on the other, be deemed to have been delivered to all Company Participating Preferred Shareholders.  Parent, Sub and Amalco shall be entitled to rely exclusively upon any communications or writings given or executed by the Shareholders’ Representative and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Shareholders’ Representative.  Parent, Sub and Amalco shall be entitled to disregard any notices or communications given or made by the Company Participating Preferred Shareholders unless given or made through the Shareholders’ Representative.  In addition, each Company Participating Preferred Shareholder agrees to indemnify and hold harmless the Shareholders’ Representative against any and all liabilities, losses, damages, claims, costs or expenses (“Shareholder Representative Expenses”); provided, however, that the Shareholder Representative Expenses shall not exceed $100,000 without the prior written consent of each Company Participating Preferred Shareholder.  Each Company Participating Preferred Shareholder shall reimburse the Shareholders’ Representative for its Pro Rata Interest of the Shareholder Representative Expenses.

(e)                                  The Shareholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by him or her and shall not be liable to any Company Participating Preferred Shareholder for any action taken or omitted to be taken in good faith by him or her in accordance with the advice of such counsel, accountants or experts.

(f)                                    Prior to the Amalgamation becoming effective, in the case of the death, disability, unwillingness to serve or other unavailability of the Shareholders’ Representative, the Company Participating Preferred Shareholders who own a majority in interest of Company Participating Preferred Shares shall have the right, exercisable by written notice to Parent, to designate a replacement Shareholders’ Representative.  Upon and after the Amalgamation becoming effective, in the case of the death, disability, unwillingness to serve or other unavailability of the Shareholders’ Representative, the Company Participating Preferred Shareholders who are entitled to receive a majority of the Redemption Consideration pursuant to Section 3.1 hereof shall have the right, exercisable by written notice to Parent and the Escrow Agent, to designate a replacement Shareholders’ Representative.

[Remainder of this page intentionally left blank.  Signature page follows]

IN WITNESS WHEREOF, each of the Parent, Subco, the Company and the Shareholders’ Representative has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

SSA GLOBAL TECHNOLOGIES INC.

By:	/s/ Kirk Isaacson
Name: Kirk Isaacson
Title: Executive Vice President, General
Counsel and Secretary

36338 YUKON INC.

By:	/s/ Kirk Isaacson
Name: Kirk Isaacson
Title: President

IRONSIDE TECHNOLOGIES INC.

By:	/s/ W.B. Lipsin
Name: W.B. Lipsin
Title: President and CEO

JOEL KALLETT, in his capacity as the Shareholders’ Representative

By:	/s/ Joel Kallett
Name: Joel Kallett
Title: Partner, Updata Capital, Inc.